Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

GLOBALSCAPE, INC.,

GA ACQUISITION CORPORATION,

AVAILL, INC.

CHUCK SHAVIT

ELLEN OHLENBUSCH

CRAIG RANDALL

RONALD LACHMAN

LACHMAN GOLDMAN VENTURES LLC

and

CHUCK SHAVIT, AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of September 22, 2006

i

2.14 No Undisclosed Liabilities	24
2.15 Taxes	24
2.16 Labor and Employment Contracts; Independent Contractor Agreements	25
2.17 Labor Relations; Compliance	26
2.18 Books and Records	26
2.19 Product Warranties	26
2.20 Absence of Changes	27
2.21 Customers; Suppliers	28
2.22 Environmental Matters	29
2.23 Employee Benefit Programs	29
2.24 Accounts Receivable and Accounts Payable	30
2.25 Certain Payments	31
2.26 Consents	31
2.27 Disclosure	31

ARTICLE III

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	31

3.01 Ownership of Shares	31
3.02 Authority	32
3.03 Enforceability	32
3.04 Securities Laws Matters	32

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	34

4.01 Organization and Standing of Parent and Merger Sub	34
4.02 Authority for Agreement; Non-contravention	34
4.03 No Conflict with Other Instruments	34
4.04 Consents	35
4.05 Brokers and Finders	35
4.06 Operations of Merger Sub	35
4.07 Capitalization	35
4.08 Reports and Financial Statements	35
4.09 Litigation	37
4.10 Disclosure	37

ARTICLE V

COVENANTS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS	38

5.01 Cooperation; Consents	38
5.02 Advice of Changes	38
5.03 Maintenance of Business	38
5.04 Conduct of Business	38

5.05 Regulatory Approvals	40
5.06 Necessary Consents	40
5.07 Litigation	40
5.08 No Other Negotiations	41
5.09 Access to Information	41
5.10 Satisfaction of Conditions Precedent	41
5.11 Assignment of Copyright and Other Intellectual Property Rights	41
5.12 Resignations	41

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB	42

6.01 Cooperation	42
6.02 Advice of Changes	42
6.03 Access to Information	42
6.04 Satisfaction of Conditions Precedent	42
6.05 Regulatory Approvals	42
6.06 Necessary Consents	43
6.07 Indemnification	43
6.08 Litigation	43
6.09 Employees	43
6.10 Merger Sub	44
6.11 Rule 144 Sales	44

ARTICLE VII

CONDITIONS TO CLOSING OF THE COMPANY AND THE STOCKHOLDERS	44

7.01 Escrow Agreement	44
7.02 Employment Agreements	44
7.03 Merger Consideration	44
7.04 Lock-Up Agreement	44
7.05 Representations and Warranties	44
7.06 Covenants and Agreements	44
7.07 Certificates of Secretary	45
7.08 GlobalSCAPE Consents	45
7.09 No Proceeding	45
7.10 Opinion of Counsel	45
7.11 Payment of Transaction Expenses	45

ARTICLE VIII

CONDITIONS TO CLOSING OF GLOBALSCAPE	45

8.01 Stockholder Approval	45
8.02 Company Consents	45

8.03 Releases	45
8.04 Escrow Agreement	45
8.05 Opinion of Counsel	46
8.06 Certificate of Secretary	46
8.07 Representations and Warranties	46
8.08 Intellectual Property Assignments	46
8.09 Covenants and Agreements	46
8.10 No Proceeding	46
8.11 Singer Release	46

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	46

9.01 Survival of Representations and Warranties	46
9.02 Indemnification by the Stockholders	47
9.03 Indemnification by Parent	47
9.04 Procedures	47
9.05 Limitations on Indemnification	48
9.06 Right of Offset	50
9.07 Exclusive Remedy	50
9.08 Effect of Knowledge	50
9.09 Subrogation	51

ARTICLE X

MISCELLANEOUS	51

10.01 Continuing Counsel	51
10.02 Notices	52
10.03 Enforcement; Venue; Service of Process	54
10.04 Amendments	54
10.05 Extension and Waiver	54
10.06 Expenses	54
10.07 Mutual Non-Disclosure Agreement	55
10.08 Section, Article and Other Headings; References	55
10.09 Counterparts; Facsimile	55
10.10 Parties in Interest	55
10.11 No Third Party Beneficiaries	55
10.12 Exhibits and Schedules	55
10.13 Entire Agreement	55
10.14 Legal Invalidity	55
10.15 Applicable Law	55
10.16 Confidentiality	56
10.17 Public Announcement	56

ARTICLE XI

TAX COVENANTS	56

11.01 Preparation and Filing of Tax Returns	56
11.02 Transfer Taxes	56
11.03 Cooperation on Certain Tax Matters	56

ARTICLE XII

TERMINATION OF AGREEMENT	57

12.01 Prior to Closing	57
12.02 At the Closing	57

INDEX OF DEFINITIONS	60

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 22, 2006, by and among (i) GlobalSCAPE, Inc., a Delaware corporation (“Parent”), (ii) GA Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, “GlobalSCAPE”), (iii) Availl, Inc., a Delaware corporation (the “Company”), (iv) Chuck Shavit, Ellen Ohlenbusch and Craig Randall (together, the “Principal Stockholders” and each individually, a “Principal Stockholder”), (v) Ronald Lachman (“Lachman”) and Lachman Goldman Ventures LLC, a Delaware limited liability company (“LGV” and, together with Lachman and the Principal Stockholders, the “Stockholders”), and (vi) Chuck Shavit, in his capacity as the Stockholders’ Representative hereunder.

RECITALS

WHEREAS, the Company is engaged in the business of developing, selling, marketing, licensing and distributing wide-area file services products (the “Business”);

WHEREAS, the Stockholders are the owners and holders of all of the issued and outstanding capital stock of the Company;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company;

WHEREAS, to complete such acquisition the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”), pursuant to and subject to the terms and conditions of this Agreement; and

WHEREAS, the Directors of the Company have unanimously determined that the Merger is fair to and in the best interest of the stockholders of the Company, approved the Merger and this Agreement and the transactions contemplated hereby, and recommended the approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE MERGER

1.01        The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease to exist and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.02        Closing; Closing Date; Effective Time.  The consummation of the Merger and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210, on September 22, 2006 or on such other date as the parties hereto may mutually agree.  The date on which the Closing takes place is referred to herein as the “Closing Date.”  As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the filing of the Certificate of Merger, or such later date or time agreed upon by Parent and the Company and set forth in the Certificate of Merger, being the “Effective Time”).

1.03        Effect of the Merger.  As of the Effective Time, the Merger shall have the effect set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04        Certificate of Incorporation and Bylaws.  At the Effective Time, the Certificate of Incorporation and Bylaws attached hereto as Schedule 1.04, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

1.05        Directors and Officers.  At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.06        Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or their respective stockholders:

(a)           Each share of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred”), which is issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 1.11 and any Dissenting Shares (as defined below)), shall be converted into and represent the right to receive in the aggregate, an amount in cash (the “Series A Per Share Cash Consideration”) equal to the sum of (i) an amount equal to $300,000 (the “Liquidation Preference Amount”) divided by the number of shares of Series A Preferred issued and outstanding immediately prior to the Effective Time (the “Per Share Liquidation Preference”); plus (ii) the Cash Pro Rata Portion of a cash amount (the “Base Cash Merger Consideration”) equal to (A) $7,350,000 minus (B) the Transaction Expenses, multiplied by the number of shares of Common Stock (as defined below) into which such share of Series A Preferred Stock was convertible immediately prior to the Effective Time; plus (iii) at such time and to the extent it becomes distributable to the Stockholders pursuant to Section 1.08, the Cash Pro Rata Portion of any Earn-Out Payments, multiplied by the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to the Effective Time.  When used herein, the term “Cash Pro Rata Portion” means the fraction obtained by dividing one by the sum of (A) the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time, plus (B) the number of shares of Common Stock issuable upon conversion of the Series A Preferred immediately prior to the Effective Time.  When used herein, the term “Cash Merger Consideration” means the sum of the Liquidation Preference plus the Base Cash Merger Consideration plus the Earn-Out Payments, if any.

(b)           Each share of the Company’s Common Stock, which is issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 1.11 and any Dissenting Shares) and held of record by Lachman shall be converted into and represent the right to receive an amount in cash (the “Common Stock Per Share Cash Consideration”) equal to the sum of (i) the Cash Pro Rata Portion of a cash amount equal to the Base Cash Merger Consideration; plus (ii) at such time and to the extent it becomes distributable to the Stockholders pursuant to Section 1.08, the Cash Pro Rata Portion of any Earn-Out Payments.

(c)           Each share of Common Stock which is issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 1.11 and any Dissenting Shares) and held of record by a Principal Stockholder shall be converted into and represent the right to receive: (i) an amount in cash equal to the Common Stock Per Share Cash Consideration; plus (ii) the Stock Pro Rata Portion (as defined below) of the Stock Consideration (as defined below) (the “Per Share Stock Consideration”).  All of the shares of Parent Common Stock issued pursuant to this Section 1.06(c) shall be subject to Lock-Up Agreements in substantially the form of Exhibit A (each, a “Lock-Up Agreement”) hereto.  When used herein, the term “Stock Pro Rata Portion” means the fraction obtained by dividing one by the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by the Principal Stockholders.  When used herein, the term “Stock Consideration” means that number of shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”), equal to $2,000,000 divided by the Closing Stock Price.  When used herein, the term “Closing Stock Price” means the average of the closing sale prices per share of Parent Common Stock for the 30 consecutive trading days ending two business days prior to the Closing Date as reported on the OTC Bulletin Board.

(d)           The Stockholders, the Company, Merger Sub and Parent acknowledge and agree that the total consideration to be paid by Merger Sub and Parent to the holders of any and all of the shares of the capital stock of the Company in connection with, and as a result of, the Merger (the “Total Consideration”) equals the sum of (x) $7,650,000 payable in cash plus (y) the Stock Consideration plus (z) the Earn-Out Payments, if any, and under no circumstances shall the Merger Consideration be an amount in excess of the Total Consideration.

1.07        Cancellation of Shares.  At the Effective Time, all of the shares of Common Stock and Series A Preferred Stock (collectively, the “Shares”) shall no longer be outstanding and shall cease to exist, and each holder of a Certificate (as hereinafter defined) shall cease to have any rights with respect thereto, except the right to receive: (i) the Series A Per Share Cash Consideration, in the case of shares of Series A Preferred Stock, (ii) the Common Stock Per Share Cash Consideration, in the case of shares of Common Stock held by Lachman, and (iii) the

Common Stock Per Share Cash Consideration and the Per Share Stock Consideration, in the case of shares of Common Stock held by the Principal Stockholders.

1.08        Earn-Out Payments.

(a)           After the Effective Time, Parent shall make the following payments (the “Earn-Out Payments”):

(i)            In the event that the Net Revenues of the Surviving Corporation for the three-month period ended September 30, 2006 (the “Third Quarter”) equal or exceed $800,000 (the “Third Quarter Threshold”), Parent shall pay the Stockholders an aggregate of $50,000 on or before the later of (x) December 1, 2006 and (y) the date that the Net Revenue Calculation is finally determined pursuant to Section 1.08(d); and

(ii)           In the event that the Net Revenues of the Surviving Corporation for the three-month period ended December 31, 2006 (the “Fourth Quarter”) equal or exceed $1,050,000 (the “Fourth Quarter Threshold”), Parent shall pay the Stockholders an aggregate of $50,000 on or before the later of (x) April 15, 2007 and (y) the date that the Net Revenue Calculation is finally determined pursuant to Section 1.08(d).

(b)           All calculations of the Net Revenues of the Surviving Corporation for the purposes of this Section 1.08 shall be made by Parent in accordance with GAAP, applied on a consistent basis.  For purposes of this Section 1.08, “Net Revenues” shall mean gross revenues minus discounts and returns.

(c)           All payments of the Earn-Out Payments, if any, shall be made by corporate check payable to each of the Stockholders.  Each Stockholder shall be entitled to the Cash Pro Rata Portion of any Earn-Out Payment, multiplied by the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred issued and outstanding immediately prior to the Effective Time, in each case held of record by such Stockholder.

(d)           On or prior to November 15, 2006 and March 31, 2007, Parent shall prepare a calculation (the “Net Revenue Calculation”) of the Net Revenues of the Surviving Corporation for the Third Quarter and the Fourth Quarter, respectively, and deliver such calculation to the Stockholders’ Representative.  The Stockholders’ Representative shall have thirty (30) days to review the Net Revenue Calculation.  During such thirty (30) day period, the Stockholders’ Representative and his representatives and agents (including, without limitation, accountants), shall have full access to the financial records and financial personnel of the Surviving Corporation, and Parent and the Surviving Corporation shall reasonably cooperate with the Stockholders’ Representative and his representatives and agents, and shall assist the Stockholders’ Representative and his representatives and agents, to confirm and verify the accuracy of the information set forth in the Net Revenue Calculation.  Subject to Parent’s and the Surviving Corporation’s compliance with the provisions of this Section 1.08, the failure of the Stockholders’ Representative to object to the Net Revenue Calculation on or prior to the end of such thirty (30) day period, will constitute the acceptance by the Stockholders of the Net

Revenue Calculation.  If the Stockholders’ Representative delivers a written notice within such thirty (30) day period objecting to the Net Revenue Calculation (the “Net Revenue Protest Notice”), the Stockholders’ Representative and Parent shall in good faith attempt to resolve any disagreement with respect to the Net Revenue Calculation during a period of ten (10) days following the delivery of the Net Revenue Protest Notice.  If Parent and the Stockholders’ Representative fail to resolve the disagreement within such ten (10) day period, the items in dispute shall be referred to an accounting firm of national reputation as may be agreed to by Parent and the Stockholders’ Representative (the “Revenue Arbitrator”) for final determination as to whether the Third Quarter Threshold or the Fourth Quarter Threshold, as the case may be, has been met, within forty-five (45) days.  In connection with its determination, the Revenue Arbitrator shall use GAAP applied on a consistent basis.  During such forty-five (45) day period, (i) Parent and the Surviving Corporation shall grant the Revenue Arbitrator full access to the Surviving Corporation’s financial records and financial personnel, and shall reasonably cooperate with and assist the Revenue Arbitrator to confirm and verify the accuracy of the information set forth on the Net Revenue Calculation, and (ii) Parent and the Stockholders’ Representative shall be afforded reasonable opportunity to present their respective positions regarding the Net Revenue Calculation.  This provision for arbitration shall be specifically enforceable by Parent and the Stockholders’ Representative, and the determination of the Revenue Arbitrator in accordance with the provisions hereof as to whether the Third Quarter Threshold or the Fourth Quarter Threshold, as the case may be, has been met, shall be final and binding upon Parent and the Stockholders, with no right of appeal therefrom.  The fees and expenses of the Revenue Arbitrator shall be paid by the party (i.e., Parent, on the one hand, or the Stockholders, on the other hand), whose position as to whether the Third Quarter Threshold or the Fourth Quarter Threshold, as the case may be, has not been accepted by the Revenue Arbitrator.  The parties agree that any amounts required to be paid to the Revenue Arbitrator by the Stockholders hereunder, shall be paid out of the Escrow Amount, and Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to make such payments.

1.09        Delivery of Merger Consideration.

(a)           At the Effective Time, (i) an amount of $0.79352310 (the “Series A Per Share Escrow Amount”) shall be deducted from the Series A Per Share Cash Consideration, and (ii) an amount of $0.08004690 (the “Common Stock Per Share Escrow Amount”) shall be deducted from the Common Stock Per Share Cash Consideration, and the total aggregate of such deducted amounts equal to $850,000 (the “Escrow Amount”) shall be deposited by Parent with U.S. Bank National Association, a national banking association (the “Escrow Agent”) and be subject to the terms of an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”).

(b)           At the Effective Time, upon surrender of a certificate representing shares of Common Stock or Series A Preferred (each, a “Certificate”) for cancellation to Parent duly endorsed in blank or accompanied by stock powers duly executed in blank, by the holder thereof, the holder of such Certificate shall be entitled to receive in exchange therefor, with respect to each share of Common Stock or Series A Preferred represented by such Certificate:

(i)            In the case of a share of Series A Preferred, an amount equal to (A) the Per Share Liquidation Amount, plus (B) the Cash Pro Rata Portion of the Base Cash Merger Consideration;

(ii)           In the case of a share of Common Stock held by Lachman,  an amount equal to the Cash Pro Rata Portion of the Base Cash Merger Consideration; and

(iii)          In the case of a share of Common Stock held by a Principal Stockholder, (A) the Per Share Stock Consideration, and (B) an amount equal to the Cash Pro Rata Portion of the Base Cash Merger Consideration.

All cash payments to the Stockholders hereunder shall be made by bank or certified check or by wire transfer of immediately available funds to an account designated in writing by each Stockholder, and the Stock Consideration shall be issued in the respective names of the Principal Stockholders.

1.10        Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to Section 1.06 upon the surrender for exchange of Certificates.  In lieu of any fractional shares of Parent Common Stock that would have otherwise been issued, each former Principal Stockholder of the Company who would have been entitled to receive a fractional share of Parent Common Stock shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the Closing Stock Price, multiplied by the fraction of a share that such Principal Stockholder would otherwise be entitled to receive.

1.11        Cancellation of Treasury Shares.  All Shares that immediately prior to the Effective Time are owned by the Company, GlobalSCAPE or any of their respective subsidiaries, or held by the Company in its treasury, shall be cancelled and retired and shall cease to exist and no consideration shall be delivered with respect thereto; provided, that Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company shall not be deemed to be held by the Company regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such Shares.

1.12        Common Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and each certificate that immediately prior to the Effective Time represented outstanding shares of common stock of Merger Sub shall be deemed for all purposes to represent the same number of shares of common stock of the Surviving Corporation.

1.13        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the execution and delivery of an affidavit of that fact by the Stockholder claiming such Certificate to be lost, stolen or destroyed and executing and delivering to GlobalSCAPE a customary agreement to indemnify GlobalSCAPE and the Surviving Corporation against any Claim that may be made against GlobalSCAPE or the Surviving Corporation with respect to such Certificate, subject and pursuant to Article IX, the Surviving Corporation will pay to such Stockholder, in exchange for such lost, stolen or destroyed Certificate, at its own cost and expense the Per Share Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Agreement.

1.14        Abandoned Property Laws.  The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.15        Stock Ledger.  At the Effective Time, the stock ledger of the Company relating to Shares outstanding prior to the Effective Time shall be closed, and there shall be no further registration of transfers of such Shares thereafter on the records of the Company.  At and after the Effective Time, any Certificates (other than Certificates representing Shares to be cancelled pursuant to Section 1.11 and any Dissenting Shares) presented to the Surviving Corporation for any reason shall be converted into the right to receive the consideration set forth in Section 1.06 (the “Per Share Merger Consideration”) applicable to the Shares evidenced thereby, which consideration shall be fully paid and satisfied pursuant and in accordance with Article IX.

1.16        Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who do not vote in favor of the Merger and who shall have perfected dissenters’ rights in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal under the DGCL.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal of such Shares under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Per Share Merger Consideration for the Certificate or Certificates that formerly evidenced such Shares.

1.17        Appointment of Stockholders’ Representative.

(a)           The Stockholders hereby irrevocably appoint Chuck Shavit as their attorney-in-fact and representative (the “Stockholders’ Representative”), with full power and authority to take, for and on behalf of any and all of the Stockholders, all actions necessary, permitted or advisable to effectuate and consummate the Merger and any and all other transactions contemplated by this Agreement and the Transaction Documents (as hereinafter defined) (including the Escrow Agreement), including to undertake the defense or settlement of any Claims for which any Stockholder may be required to indemnify the GlobalSCAPE Indemnity Group (as hereinafter defined), or be indemnified by GlobalSCAPE hereunder, and to take all such other actions provided in this Agreement or in any Transaction Document to be taken by the Stockholders’ Representative (and any other actions reasonably related or ancillary thereto), including the power to execute and deliver the Escrow Agreement and such other documents as may be necessary for the foregoing purposes.  By his execution of this Agreement, Chuck Shavit hereby accepts such appointment and agrees to act as the Stockholders’ Representative hereunder.  Simultaneously with the execution of this Agreement, the Stockholders and the Stockholders’ Representative are entering into a Stockholders’ Representative Agreement (the “Stockholders’ Representative Agreement”).  The provisions of this Section 1.17 shall apply in addition to and not in lieu of the provisions of the Stockholders’ Representative Agreement.

(b)           Without limiting the provisions of Section 1.17(a), the Stockholders hereby irrevocably authorize the Stockholders’ Representative to be the recipient of any notice required to be given or made by GlobalSCAPE to any of the Stockholders in connection with this Agreement and the Transaction Documents, and any such notice received by the Stockholders’ Representative shall be deemed for all purposes of this Agreement and the Transaction Documents to have been received by all of the Stockholders.

(c)           All decisions, actions and agreements made or taken (or to be taken) by the Stockholders’ Representative in connection with this Agreement and the Transaction Documents, including any agreement between the Stockholders’ Representative and GlobalSCAPE relating to the Net Asset Schedule or any defense or settlement of any Claims for which any of the Stockholders may be required to indemnify the GlobalSCAPE Indemnity Group hereunder or GlobalSCAPE may be required to indemnify any of the Stockholders Indemnity Group hereunder, shall be binding upon all of the Stockholders, and no Stockholders shall have the right to object, dissent, protest or otherwise contest the same.

(d)           Notwithstanding anything to the contrary herein contained, and without limiting the provisions of the Stockholders’ Representative Agreement, the Stockholders’ Representative shall not be liable to any Stockholder, Parent, Merger Sub, the Company and the Surviving Corporation or to their respective Affiliates, or to any other Person, with respect to any action taken or omitted to be taken by the Stockholders’ Representative in connection with this Agreement and the Transaction Documents or the transactions contemplated hereby and thereby, unless such action or omission results from or arises out of fraud or willful misconduct on the part of the Stockholders’ Representative.

(e)           The provisions of this Section 1.17 shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of each of the Stockholders.

1.18        Withholding Taxes.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state or local law.  To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, and the Surviving Corporation shall provide to the holders of such Certificates written notice of the amounts so deducted or withheld.  Notwithstanding the foregoing, no amount shall be withheld or caused to be withheld from any payment of the Cash Merger Consideration made hereunder to a holder of Shares who provides the Surviving Corporation with a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9, or who otherwise provides the Surviving Corporation with appropriate evidence that such Person is exempt from Federal income tax back-up withholding.

1.19        Certain Defined Terms.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)           “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement, the Lock-Up Agreement or the Escrow Agreement will be deemed to have occurred if there is or has been any falsity, inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, and the term “Breach” shall mean any such falsity, inaccuracy, breach, or failure.

(b)           “Claim” shall mean any written claim, suit, action, arbitration, audit, hearing, investigation or litigation (whether civil, criminal, administrative or investigative, at law or in equity).

(c)           “Company Intellectual Property” shall mean all Intellectual Property that is currently owned by the Company that is used in the Business.

(d)           “Contract” shall mean any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license, whether oral or written, that is legally binding.

(e)           “Copyrights” shall mean, as they exist anywhere in the world, all copyrights, whether registered or unregistered, and any mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof.

(f)            “Database” shall mean any compilation of data stored electronically or in any other tangible medium and used by the Company in conjunction with any Software used by or marketed, licensed, sublicensed or otherwise sold, rented or distributed by the Company.

(g)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations issued pursuant thereto and the rules promulgated thereunder.

(h)           “GAAP” shall mean generally accepted accounting principles that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounting and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America effective as of the date of this Agreement.

(i)            “GlobalSCAPE Indemnity Group” shall mean and include Parent and the Surviving Corporation and their respective directors, officers, and employees.

(j)            “Governmental Body” shall mean any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(k)           “Intellectual Property” shall mean all Copyrights, Internet Assets, Patents, Software, Trade Secrets, Trademarks, Databases, IP Licenses and similar rights throughout the world.

(l)            “Internet Assets” shall mean, as they exist anywhere in the world, domain names, Internet addresses and other computer identifiers, web sites, web pages and source code contained therein and for any applications included therein, registrations for any of the foregoing and similar rights and items.

(m)          “IP Licenses” shall mean all licenses, sublicenses or distributor agreements including, without limitation, the right to receive royalties or any other consideration relating to Copyrights, Internet Assets, Patents, Software, Trade Secrets, Trademarks and Databases.

(n)           “IRS” shall mean the Internal Revenue Service.

(o)           “Knowledge” shall mean (a) with respect to the Company, the knowledge of Chuck Shavit, Ellen Ohlenbusch and Craig Randall; and (b) with respect to each Stockholder, the knowledge of such Stockholder.

(p)           “Legal Requirement” shall mean any federal, state or local law, statute, legislation, ordinance, code, rule, regulation, decree, award, order, permit, franchise, consent or authorization of, any federal, state, local or other governmental body or agency, department, commission, bureau, board, council, court, magistrate, panel or instrumentality of the United States, any political subdivision thereof or any state or local governmental authority in effect as of the date hereof.

(q)           “Lien” shall mean any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability, or adverse Claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent, or otherwise, other than: (a) as reflected in the Financial Statements or in any Schedule to this Agreement, (b) for current Taxes not yet due and payable or that are being contested in good faith or other nondelinquent statutory liens arising other than by reason of any default on the part of the Company, (c) arising under real estate leases to which the Company is a party and that have been disclosed or provided to GlobalSCAPE, (d) incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (e) on personal property leased under operating leases, (e) incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts, statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (f) under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h) arising under the agreements identified on Schedule 2.07 or under any IP License, and (i) such liens or minor imperfections of title as do not materially detract from the value or current use of the property subject thereto.

(r)            “Material Adverse Effect” shall mean a condition or event which has had, or is reasonably expected to have, a material adverse effect on the business, financial condition, results of operations or earnings of the Company.

(s)           “Merger Consideration” shall mean the aggregate of the Per Share Merger Consideration paid to the Stockholders.

(t)            “Off-the-Shelf Software” shall mean off-the-shelf software as such term is commonly understood, that is commercially available on a retail basis.

(u)           “Parent Reports” shall mean all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2003.

(v)           “Patents” shall mean, as they exist anywhere in the world, patents, patent renewals and renewal rights, extension patents, patent applications and inventions, utility models, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, substitutions, renewals, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted), including the right to enforce the intellectual property against infringers of the intellectual property for infringement of the intellectual property for the time period prior to the Closing Date; all original and reissued patents which have been or shall be issued in the United States and all foreign countries on such improvements; and specifically including the right to file foreign applications under the provisions of any convention or treaty and claim priority based on such application in the United States including all continuations, continuations-in-part, divisions, reissues and foreign counterparts thereof, and any and all related inventions, original works of authorship, developments, concepts, trade secrets, discoveries, innovations or improvements (whether or not patentable).

(w)          “Proceeding” shall mean any action, suit, proceeding, arbitration, order, governmental investigation, inquiry, audit, hearing, investigation, litigation or claim (whether civil, criminal or administrative, at law or in equity) commenced brought, conducted or heard by or before, or otherwise involving any governmental entity or arbitrator.

(x)            “Product” shall mean any product designed, developed, duplicated, shipped, sold, marketed, licensed, sublicensed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any agent of the Company, including any product sold in the United States by the Company as the distributor or agent or pursuant to any other contractual relationship with a non-U.S. manufacturer.

(y)           “SEC” shall mean the Securities and Exchange Commission.

(z)            “Securities Act” means the Securities Act of 1933, as amended, and regulations issued pursuant thereto and rules promulgated thereunder.

(aa)         “Short Tax Period” means any Tax Period ending on the Closing Date.

(bb)         “Software” shall mean, as they exist anywhere in the world, computer software programs including, without limitation, all source code (whether or not commented), object code, executable code, specifications, designs and documentation related thereto, definitions of files, fields of files, variables, details, parameters, compilation, linking, installation and maintenance specifications, inputs and outputs (including codes and acronyms), algorithms, program descriptions, file descriptions, formats and layouts, report descriptions and layouts, screen descriptions and layouts, graphical and non-graphical user interfaces, input documents, data elements, paper processing flowcharts, computer processing flowcharts, processing narratives, editing rules, password development and encryption or protection rules, telecommunications requirements, glossaries and manual procedures with respect to the aforesaid computer programming.  Software shall include, without limitation, derivative works, customizations, supplemental works, interim works, works in progress and all other intellectual property rights, and portions thereof, with respect to the Software, whether or not fixed in a tangible medium of expression, moral rights, with respect to all computer platforms and configurations known or unknown (e.g. PC, midrange, LAN, WAN, client, server, mini, micro, mainframe), all APIs, DLLs and other programming by which the Software integrates or communicates with other software and/or hardware, firmware or other equipment, together with all concomitant installation, technical, functional or user documentation or specifications (the “Documentation”) regardless of the media on which the Documentation is contained.

(cc)         “Stockholder Indemnity Group” shall mean the Stockholders and their respective directors, officers, members, managers and employees.

(dd)         “Tax Period” shall mean any taxable year or any other period that is treated as a taxable year.

(ee)         “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ff)           “Taxes” shall mean all taxes, levies or other like assessments, charges or fees including, without limitation, income, gross receipts, excise, property, sales, license, payroll and franchise or other governmental taxes (including, without limitation, social security and other similar Taxes), imposed on the Company and/or its business activities by any governmental entity; and such term shall include any interest, penalties or additions or other amounts payable in connection with any Taxes.

(gg)         “Trade Secrets” shall mean, as they exist anywhere in the world, know-how, inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, sketches, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

(hh)         “Trademarks” shall mean, as they exist anywhere in the world, trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto, and the right to recover for past infringement thereof.

1.20        Interpretation.

(a)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)           The words “hereof”, “herein”, “hereinafter” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)           A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE PRINCIPAL STOCKHOLDERS

Except as set forth in the written disclosure schedules delivered on or prior to the date hereof to GlobalSCAPE, the Company represents and warrants to GlobalSCAPE as follows:

2.01        Organization and Power of the Company.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           The Company has all requisite power and authority to own, lease and operate its properties, to carry on the Business as now being conducted, to enter into this Agreement and to perform its obligations hereunder.  The Company is duly qualified to do business and is in good standing in all states in which the nature of its business or the character of its properties requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(c)           The Company has no subsidiaries.

2.02        Capitalization.

(a)           Schedule 2.02 sets forth (i) the number of shares of authorized capital stock of each class of the Company’s capital stock, (ii) the number of issued and outstanding shares of each class of the Company’s capital stock, and (iii) the name, address, number of

Shares (including, in the case of shares of Series A Preferred Stock, the aggregate number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible), Certificate number of the outstanding shares of the Common Stock of the Company (calculated on a fully-diluted basis) owned of record by each Stockholder.  As of the date of this Agreement, the stockholders of the Company set forth on Schedule 2.02 are the record owners of the Shares.  Except for the shares of authorized capital stock issued and outstanding as set forth on Schedule 2.02, there are no shares of capital stock of the Company issued, reserved for issuance or outstanding.

(b)           All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL, the Certificate of Incorporation of the Company or any Contract to which the Company is a party or otherwise bound by.  None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act or any applicable state securities or “blue sky” laws, rules or regulations.  There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.  The Company has not granted, and no Person other than the Stockholders hold of record, any equity interest in the Company or any option, warrant, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements, undertakings or other rights of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in the Company, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, except as set forth on Schedule 2.02 or (iii) obligating the Company to repurchase, redeem or acquire any shares of the capital stock of the Company.  The Company does not own or have any Contract to acquire, directly or indirectly, any capital stock, membership interest, partnership interest or joint venture interest in, or any other security issued by, any other Person.  There are no outstanding options, warrants, conversion rights, calls, commitments or other securities of any kind obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, directly or indirectly, additional shares of capital stock or any other securities convertible into or exercisable for, or evidencing the right to subscribe for any capital stock of the Company, and no authorization therefor has been given.  The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of the outstanding capital stock of the Company.  Except as set forth on Schedule 2.02, there is no agreement, written or oral, between the Company and any holder of its securities or between or among any Stockholders, relating to the sale or transfer (including any agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

2.03        Authority; Noncontravention.

(a)           The Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and all other agreements, instruments, and documents that are contemplated to be executed by this Agreement (the “Transaction Documents”), and the performance by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  When executed and delivered by the Company, the Stockholders, Parent and Merger Sub, this Agreement and the Transaction Documents will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

(b)           Except as set forth on Schedule 2.03, the execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents and compliance with the provisions of this Agreement and the Transaction Documents do not and will not, conflict with, or result in any violation or Breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company under, (i) the Certificate of Incorporation or the Bylaws of the Company, (ii) any Contract to which the Company is a party or any of its properties or other assets are subject or (iii) any Legal Requirement applicable to the Company or its properties or other assets, except, in the case of clauses (ii) and (iii) above, as would not have a Material Adverse Effect on the Company.

2.04        Transactions with Related Parties.  Except as set forth on Schedule 2.04, since January 1, 2006, the Company has not, directly or indirectly, purchased, leased from others, or otherwise acquired any interest in any property or obtained any services from (except for services rendered as a director, officer or employee of the Company), or sold, leased, or otherwise disposed of any interest in any property or furnished any services to, or otherwise transacted business with (except for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise, (i) any stockholder of the Company or (ii) any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental entity (each, a “Person”) which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with, the Company or any officer, director, employee, agent or stockholder of the Company (each, an “Affiliate”).  The Company does not owe any amount to, or have any Contract with or commitment to, any of its Affiliates (other than compensation for services rendered in the ordinary course of business not yet due and payable and reimbursement of expenses related thereto), and none of such Affiliates owes any amount to the Company.  No part of the property or assets of any Affiliate is currently being used by the Company in the conduct of the Business.

2.05        Brokers and Finders.  Except as set forth on Schedule 2.05, neither the Company nor the Stockholders have employed any broker, agent, or finder or incurred any liability for any brokerage fees, agents’ commissions, or finders’ fees in connection with the transactions contemplated by this Agreement.

2.06        Title to Assets; Liens.

(a)           Other than as set forth on Schedule 2.06(a) or with respect to leased property, the Company has good and marketable title to all of its tangible properties and assets necessary for the conduct of the Company’s business as currently conducted (the “Assets”), free and clear of all Liens.  The Company does not own any real property.

(b)           Each of the Real Property Leases (as hereinafter defined) is a valid and subsisting leasehold interest of the Company free of subtenancies and other occupancy rights.  The Company does not lease any personal property.  There is no tangible asset used or required in the conduct of the Business which is not included in the Assets.

(c)           All of the material Assets, taken as a whole, used by the Company in the ordinary course of business are in good operating condition and repair subject to normal wear and tear, are suitable for the purposes used and are reasonably adequate and reasonably sufficient for all current operations of the Company.

(d)           Schedule 2.06(d) attached hereto sets forth a true and complete list of all real property leases (collectively, the “Real Property Leases”) (i) to which the Company is a party and (ii) into which the Company has agreed to enter into or has an option to enter into, or into which the Company will have agreed to enter into or will have an option to enter into, as the case may be, prior to the Closing Date, in each case specifying the name of the lessor or sublessor, the lease term, the basic annual rent payable with respect thereto, and any purchase options exercised or exercisable by the Company.  Except as set forth on Schedule 2.06(d), the Company enjoys peaceful possession under each of the Real Property Leases and each of the Real Property Leases is binding and enforceable on the Company and, to the Knowledge of the Company, valid and in full force and effect.  Neither the Company nor, to the Knowledge of the Company, any other party to any of the Real Property Leases has materially Breached any of the Real Property Leases or is in material default thereunder and no material Breach of or material default by the Company under any of the Real Property Leases has occurred. Consummation of the Merger will not result in the termination of any of the Real Property Leases, and immediately after the Closing, all of the Real Property Leases will continue in full force and effect without the imposition of any additional obligation on the Surviving Corporation resulting from the Merger.

2.07        Material Contracts.  Schedule 2.07 attached hereto sets forth a complete and correct list of all of the following types of contracts and other agreements (whether written or oral) to which the Company is a party or by which the Company or the Assets are bound, and all amendments or modifications thereto:

(a)           All sales agency, VAR, OEM, re-seller or distributorship agreements or franchises or agreements providing for the services of an independent contractor to which the Company is a party or by which the Company is bound;

(b)           All contracts, agreements, commitments or licenses pursuant to which the Company licenses to or from third parties Company Intellectual Property (other than license agreements and support contracts entered into in the ordinary course of business, copies of which, to the extent the Company was able to locate the same, were made available to Parent);

(c)           All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which the Company is a party or by which the Company is bound;

(d)           All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of the Company or pursuant to which the Company or pursuant to which the Company has acquired any substantial portion of the Business or the Assets;

(e)           All contracts, agreements, commitments, or other legally binding understandings or arrangements to which the Company is a party or by which the Company or any of its properties are bound or affected, but excluding (i) purchase and sales orders and commitments (including license agreements and support contracts, copies of which, to the extent the Company was able to locate the same, were made available to Parent) made in the ordinary course of business, (ii) contracts entered into in the ordinary course of business or involving payments or receipts by the Company of less than $20,000 in the case of any single contract, and (iii) contracts entered into in the ordinary course of business that are terminable by the Company on 30 days’ notice without any penalty or consideration or involving payments or receipts by the Company of less than $20,000 in the case of any single contract;

(f)            All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, including, without limitation, all Employee Programs and any associated contracts or agreements and any holiday, vacation and other bonus practices, to which the Company is a party or is bound;

(g)           All contracts and other agreements for sale of any material Asset or for the grant to any Person of any preferential rights to purchase any material Asset;

(h)           All joint venture, partnership and alliance agreements;

(i)            All confidentiality or non-disclosure agreements, but only to the extent the Company was able to locate same;

(j)            All joint development, outsourced development, independent contractor or software consultant agreements;

(k)           All contracts (i) containing any so-called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions at least as favorable as those offered to one or more other parties or (ii) containing any so-called “change of control” provisions;

(l)            All contracts and other agreements with clients, customers or any other Person for the sharing of fees or for the rebating of charges or purchase price;

(m)          All contracts and other agreements containing covenants of the Company or the Principal Stockholders pertaining to the right to compete or not compete in any line of business or similarly restricting the Company’s ability to conduct business with any Person or in any geographical area, or covenants of any Person (other than any present or past officer, employee or consultant of the Company) not to compete with the Company in any line of business or restricting such Person’s ability to conduct business or in any geographical area;

(n)           All Real Property Leases and personal property leases;

(o)           All contracts for the development of Software;

(p)           All contracts with Development Personnel referred to in Section 2.08(f);

(q)           All contracts that grant joint ownership rights to the Company and any other Person as to any Intellectual Property; and

(r)            All contracts that grant any current, executory or escrow rights in any source code for Software to any Person.

Except as provided in Schedule 2.07, all of the contracts, agreements, non-competition agreements, non-disclosure agreements, leases, licenses and commitments required to be listed on Schedule 2.07 attached hereto (the “Material Contracts”), are valid and binding, enforceable in accordance with their respective terms, in full force and effect and are not subject to termination or modification by any other party thereto as a result of the consummation of the Merger.  Except as disclosed in Schedule 2.07 attached hereto, (i) there is not under any of the Material Contracts any existing material Breach or default by the Company or, to the Knowledge of the Company, by another party thereto (or, to the Knowledge of the Company, condition or event that with the expiration of any applicable grace period or the giving of notice would constitute a material Breach or default by the Company or another party thereto), that would result in a right to accelerate or loss of rights, (ii) no written notice of termination or, to the Knowledge of the Company, written indication of any intention to terminate has been given by any party to any of the Material Contracts, and (iii) the Company is not providing any additional products or services, without charge, to any customer covered by any of the Material Contracts.  Accurate and complete copies of all of the Material Contracts (together with any and all amendments thereto) have been delivered to Parent; provided, however, that with respect to (i) purchase and sales orders commitments with customers entered into in the ordinary course of business, (ii) license and support contracts with customers entered into in the ordinary course of business, and (iii) confidentiality and non-disclosure agreements, the Company only represents and warrants that it has delivered or made available to Parent copies to the extent the Company could locate the same.

2.08         Intellectual Property.

(a)           Schedule 2.08(a) lists all of the Company’s registered Patents, pending patent applications, Trademarks and Internet domain names.  All of the Company Intellectual Property is free and clear of all Liens.  The Company has not pledged its licenses to Off-the-Shelf Software as collateral for any obligation to a third party.  The Company owns or has the right to use, make, prepare derivative works from, publicly display, publicly perform, reproduce, distribute, have made, sell, offer to sell, import (but solely to the extent that any of the Company Intellectual Property is imported), license, sublicense and otherwise exploit such Company Intellectual Property owned by the Company and refrain from undertaking any of the foregoing activities, without payment due or accruing after the Effective Time to any Person (excepting payments for maintenance or renewal of registered Company Intellectual Property).  The Company has the right to use as currently used by the Company the Off-the-Shelf Software licensed by the Company, without payment due or accruing after the Effective Time to any Person (excepting payments for maintenance, annual license fees or similar payments related to the Off-the-Shelf Software).  Upon consummation of the Merger, the Surviving Corporation will own the Company Intellectual Property, free and clear of all Liens, and will have the rights consistent with the rights arising in such Company Intellectual Property under applicable law to use, make, prepare derivative works from, publicly display, publicly perform, reproduce, distribute, have made, sell, offer to sell, import (solely to the extent that any of the Company Intellectual Property is imported), license, sublicense and otherwise exploit such Company Intellectual Property and refrain from undertaking any of the foregoing activities, without payment due or accruing after the Effective Time to any Person (excepting payments for maintenance or renewal of registered Company Intellectual Property).

(b)           The Company has the right pursuant to the IP Licenses (but only to the extent such rights are expressly granted by the terms of such IP Licenses, and in any event subject to all the terms and restrictions of such IP Licenses) to use, make, prepare derivative works from, publicly display, publicly perform, reproduce, distribute, have made, sell, offer to sell, import (but solely to the extent that any of the Company Intellectual Property is imported), license, sublicense and otherwise exploit the Intellectual Property subject to the IP Licenses and refrain from undertaking any of the foregoing activities, in the manner in which such Intellectual Property has been employed by the Company and without payment due or accruing after the Effective Time to any Person except as set forth in such IP Licenses (but solely to the extent that each such IP License has been delivered to Parent prior to Closing or, in the case of end user license agreements executed by customers of the Company, the applicable form of license agreement has been delivered to Parent prior to Closing) or in Schedule 2.08(b).  Upon consummation of the Merger, subject to the Surviving Corporation paying applicable license fees and royalties with respect to IP Licenses (as set forth in Section 2.08(k)) and Off-the-Shelf Software and obtaining all consents required with respect to the IP Licenses at the Closing, the Surviving Corporation will have such rights to the Off-the-Shelf Software and pursuant to the IP Licenses (but only to the extent such rights are expressly granted by the terms of such IP Licenses, and in any event subject to all the terms and restrictions of such IP Licenses) that the Company had immediately prior to the Effective Time.

(c)           Schedule 2.08(c) sets forth a list of all registrations, issuances, filings and applications for any Company Intellectual Property filed by the Company in the five (5) year period prior to the date hereof, specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

(d)           Schedule 2.08(d) sets forth a list of all IP Licenses under which the Company is a (i) licensee or (ii) licensor, distributor or reseller, except, in each case (A) for IP

Licenses relating to Off-the-Shelf Software, and (B) license and support agreements with customers of the Company, and all such IP Licenses have been delivered or made available to Parent.  The Company has performed all obligations imposed on it pursuant to such IP Licenses where a failure to perform such obligation has caused, or could reasonably be expected to cause, a Material Adverse Effect.  The Company has made all payments required under all, and has not Breached any, IP Licenses and, to the Knowledge of the Company there is not any other party thereto, in Breach of, or default thereunder, nor is there, to the Knowledge of the Company, any event that with notice or lapse of time or both would constitute a default thereunder where such Breach or default has caused, or could reasonably be expected to cause, a Material Adverse Effect.  All of such IP Licenses are valid, enforceable, and in full force and effect.  Subject to all consents required with respect to such IP Licenses or except as set forth in Schedule 2.08(d), (i) such IP Licenses will continue to be valid, enforceable and in full force and effect immediately after the Effective Time and (ii) the transactions contemplated hereby and by the Transaction Documents will not result in the termination of, or otherwise require the consent of any party to, any such IP License.

(e)           The Company owns all right title and interest in all Company Intellectual Property and has entered into licenses to all Off-the-Shelf Software used by the Company.  The Company has taken reasonable precautions under the circumstances to protect the secrecy and confidentiality and value of its Trade Secrets and the proprietary nature and value of the Company Intellectual Property.  None of the Company’s Trade Secrets, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any employee, representative or agent of the Company or any other Person not obligated to maintain such Trade Secret in confidence pursuant to a confidentiality agreement or understanding entered into with the Company, except as required by the applicable patent office pursuant to the filing of a patent application by the Company.

(f)            Each present employee, officer or consultant of the Company (collectively, the “Development Personnel”) who developed any material part of any material Product or any Intellectual Property that is part of such Product has executed a valid and enforceable agreement with the Company that is substantially in the form of the Company’s standard employee agreement, a copy of which is attached to Schedule 2.08(f), or in such other form a copy of which has been delivered or made available to Parent.  To the Knowledge of the Company, none of the Development Personnel has made any written Claim against the Company of ownership or moral rights (including, without limitation, copyrights or patent rights) regarding the Company Intellectual Property.   Set forth on Schedule 2.08(f) is a listing of any past employee, consultant, contractor or affiliate who made a material contribution to the development of the Company Intellectual Property who has not assigned such Intellectual Property to the Company.

(g)           To the Knowledge of the Company, no former employer of any employees of the Company has made a written Claim against the Company that such employee or the Company is utilizing or infringing upon Intellectual Property of such former employer.

(h)           It is not necessary for the Business as currently conducted to use any Intellectual Property owned by any present or past Affiliate of the Company or any other Person, except for any Intellectual Property subject to IP Licenses or Off-the-Shelf Software.

(i)            To the Knowledge of the Company, none of the Intellectual Property created by the Company or whose ownership has been purchased, by corporate merger, asset acquisition or otherwise by the Company, that constitutes products or services owned and used, developed, sold, licensed, imported or otherwise exploited by the Company infringes upon or otherwise violates any Intellectual Property rights of any Person.  To the Knowledge of the Company, the Company’s use of Intellectual Property licensed by it pursuant to IP Licenses (other than those relating to Off-the-Shelf Software) that constitutes products or services owned and used, developed, sold, licensed, imported or otherwise exploited by the Company does not infringe upon or otherwise violate any Intellectual Property rights of any Person.  To the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property owned by the Company.

(j)            There are no Claims pending or, to the Knowledge of the Company, threatened, in writing (i) contesting the right of the Company to use, copy, distribute, prepare derivative works, make, have made, sell, offer to sell, import, license, sublicense or otherwise exploit any of the Company’s products or services currently or previously made, had made, sold, offered for sale, licensed, imported (solely to the extent that such product or service is imported),  or made available to any person or (ii) opposing or attempting to cancel or invalidate any of the Company’s rights in or to any Company Intellectual Property.

(k)           The Company is not party to or bound by any license or other agreement requiring the payment by the Company of a royalty or license payment over $10,000 due or accruing after the date hereof, excluding such licenses or other agreements relating to Off-the-Shelf Software.

(l)            The Company is not bound by any non-competition or similar agreement that would be binding upon the Surviving Corporation after completion of the transactions contemplated by this Agreement and the Transaction Documents.

(m)          All Software constituting a product currently licensed or service provided (other than customer support services) by the Company and all third party computer programming delivered with or otherwise a part of any such Software, is listed on Schedule 2.08(m).  The Company has all right, title and interest to or license rights to such Software and all third party computer programming delivered with or otherwise a part of any such Software and possesses necessary to grant the licenses contained in the Company’s standard end user license.  Such Software performs in substantial conformance with its concomitant standard user and technical documentation, and the Company has made available to Parent the most current bug list and enhancement list for such Software.  No Claims have been made by the Company or, to the Knowledge of the Company, by any licensee of such Software, with respect to such Software or Documentation under any insurance coverage including, but not limited to, errors and omissions insurance.

(n)           Schedule 2.08(n) lists all material software of others (“Third Party Software”) that is necessary in order for the Company’s proprietary Software to perform in accordance with its standard documentation.

(o)           No copies of the source code for Company’s proprietary Software has been provided to any Person other than employees and consultants of the Company who are bound by confidentiality obligations to the Company, except for the Parent in conjunction with the transactions contemplated herein.  The Company has not licensed any Person the right to use any Trademark of the Company except for rights to use the same granted to distributors, and sales agents in connection with the licensing of the Company Software.

(p)           The Company has made available to Parent a record or copy of the substance of all of the written and verbal complaints documented in its tracking systems and correspondence from any customer regarding the performance of the Company’s proprietary Software or the Documentation which have been received from any Person, since January 1, 2006 through Closing, including regarding any safeguarding of confidential information, including information about a customer or intended recipients of e-mails sent by the Company or any Product on behalf of any of the Company’s customers.

(q)           The Company is not a party to any Contract whereby an absolute or contingent right to purchase, obtain or acquire ownership of or rights to the Company Intellectual Property has been granted to any Person.

(r)            The Company is not, as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and the Transaction Documents, and will not be, in violation of any agreement relating to any Company Intellectual Property.

(s)           The Company has complied with the requirements of the CAN-SPAM Act of 2003 in its distribution of email, except where the failure to comply has not, and could not reasonably be expected to result in Material Adverse Effect with respect to the Company.

2.09        Litigation.  Except as set forth on Schedule 2.09 attached hereto, there are no (i) Claims pending or, to the Company’s Knowledge, threatened against the Company, or any of its Affiliates, or (ii) orders, decrees, or rulings of any court or administrative agency to which the Company or any of its Affiliates is a party or is bound, that will have a Material Adverse Effect, or that will materially and adversely affect the Company’s ability to perform its obligations hereunder, and the Company is not in default in respect of any such order, decree or ruling.

2.10        No Conflict with Other Instruments.  Except as set forth on Schedule 2.10, neither the execution and delivery of this Agreement by the Company nor the consummation or performance by the Company of any of the transactions contemplated hereby and by the Transaction Documents will, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or the Bylaws of the Company, or (ii) any resolution adopted by the Board of Directors of the Company;

(b)           materially contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any order issued by any governmental body to which the Company is subject;

(c)           materially contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material governmental authorization that is held by the Company;

(d)           contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Material Contracts, except as would not result in a Material Adverse Effect; or

(e)           result in the imposition or creation of any Lien upon or with respect to any of the Assets.

2.11        Compliance with Applicable Laws.  The Company is in compliance in all material respects with all applicable Legal Requirements, including any Legal Requirement concerning the environment, occupational health and safety and the sending of commercial e-mail and similar electronic messages.  The Company has all licenses, permits, or other authorizations of governmental, regulatory or administrative agencies or authorities required to conduct the Business and own and operate the Assets.

2.12        Insurance.  Schedule 2.12 sets forth a list of all fire, theft, casualty, liability and other insurance policies currently in effect insuring the Company or its properties or interests therein.  The Company has made available to Parent copies of all such insurance policies.  All such policies are in the name of the Company and will not be affected by, terminated or lapse by reason of the transactions contemplated by this Agreement.  The Company has not received written notice of cancellation or termination of any such policy, nor has the Company been denied or had revoked or rescinded any insurance policy, and the Company has complied with the provisions of all such policies, except for failure to comply which has not resulted, and could not be reasonably expected to result, in a Material Adverse Effect.  Schedule 2.12 attached hereto sets forth a list of all Claims, notice of which was submitted by the Company to any insurer pursuant to any insurance policy since January 1, 2005.  The Company has made available to Parent all files in the Company’s possession or control with respect to any Claims made or threatened in writing against the Company during the period beginning January 1, 2005, regardless of whether covered by insurance and regardless of whether notice thereof was submitted to any insurer.

2.13        Financial Statements.  Attached hereto as Schedule 2.13 are (i) the unaudited balance sheet of the Company as of December 31, 2004 and December 31, 2005 and the related unaudited statements of income, retained earnings and cash flows for the each of the years then ended (such financial statements, including the notes thereto (if any), hereinafter being referred to as the “Annual Financial Statements”), and (ii) the unaudited balance sheet of the Company as of June 30, 2006 (the “Balance Sheet Date”), and the related unaudited statement of income for the six (6) months ended June 30, 2006 (the “Interim Financial Statements”).  The Annual Financial Statements and the Interim Financial Statements including the notes thereto together hereinafter being referred to as the “Financial Statements”.

2.14        No Undisclosed Liabilities.  The Company does not have any outstanding material claims, liabilities or indebtedness, except as reflected in the Financial Statements or referred to in the footnotes thereto, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by the Company or which are not material in amount.  The Company is not in default in respect of the terms or conditions of any indebtedness.

2.15        Taxes.  Except as set forth on Schedule 2.15:

(a)           The Company has completed and filed on or before the due dates thereof or within applicable extension periods all Tax Returns required to be filed, and such returns are true and correct.  The Company has paid in full all Taxes due and owing by the Company.  The Company has delivered or made available to Merger Sub copies of all federal and state income and franchise Tax Returns filed by the Company for Tax years ending on or after December 31, 2003.

(b)           There have been no audits of the Company’s Tax Returns, and no audits of any Company Tax Returns is currently pending or being conducted.  No material unresolved claims by any governmental entity concerning any liability of the Company for Taxes exist.  There are no pending or, to the Knowledge of the Company, threatened actions or proceedings, assessment or collection of Taxes by any governmental entity relating to the business of the Company.  Neither the Company nor any of the Principal Stockholders has waived or agreed to an extension of any statute of limitations relating to Taxes of the Company.  The Company has not received written notice from any governmental entity (i) indicating an intention to open an audit or other review of the Company’s Taxes or (ii)  proposing, asserting or assessing a deficiency or addition to the Company’s liability for any Taxes.

(c)           No Liens for any Taxes exist upon any of the property or assets of the Company, other than Liens for Taxes not yet due.  The unpaid Taxes of the Company did not, as of the date of the Estimated Closing Date Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Estimated Closing Date Balance Sheet and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.  Since the Estimated Closing Date Balance Sheet the Company has not incurred any material Tax liability or obligation, other than Taxes incurred in the ordinary course of business and consistent with previous years and past practices.

(d)           The Company has withheld and paid all material Taxes it was required to withhold and pay in connection with amounts paid or owing to any Company employee, creditor, or other third party.

(e)           The Company is not a party to any Tax sharing agreement or any other Contract relating to the sharing or payment of Taxes with any Person.

(f)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof)

ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.  No Governmental Body has proposed in writing any adjustment or change in the Company’s accounting methods.

(g)           No claim has ever been made by any Governmental Body in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(h)           The Company is not party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that shall not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law), or that is or may be subject to an excise Tax under Section 4999 of the Code.

(i)            The Company has not been a member of an affiliated group (as defined in Code section 1504(a)) filing a consolidated federal income Tax Return and is not liable for the Taxes of another Person under Treasury Regulation 1.1502-6, as a transferee or successor.

2.16        Labor and Employment Contracts; Independent Contractor Agreements.

(a)           Schedule 2.16 contains a complete and correct list of each of the employees of the Company (“Employees”), including each Employee’s job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date; vacation and sick pay accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan.  Schedule 2.16 contains complete and correct copies of all written agreements between the Company and any of its officers, Employees or agents.

(b)           To the Knowledge of the Company, no Employee is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition, or proprietary rights agreement, between such Employee and any other Person (“Proprietary Rights Agreement”) that in any way materially and adversely affects or will affect (i) the performance of such Employee’s duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such Employee.  No officer or other key employee of the Company has notified the Company or its Board of Directors that he or she intends to terminate his or her employment with the Company.

(c)           Schedule 2.16 contains a complete and correct list of the following information for each retired Employee, or his or her dependents, receiving benefits or scheduled to receive benefits in the future:  name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

(d)           Schedule 2.16 contains a complete and correct list of each of the independent contractors of the Company (“Independent Contractors”), including each Independent Contractors’ job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date.  Schedule 2.16 contains a complete and correct copy of all written agreements between the Company and any of its Independent Contractors.  Each of the Independent Contractors involved in the development of Company Intellectual Property has signed an agreement conveying all such intellectual property rights to the Company and obligating such Independent Contractor to keep the Company’s proprietary information confidential.

2.17        Labor Relations; Compliance.  The Company has not been and is not a party to any collective bargaining or other labor contract since its inception.  Since January 1, 2005, there has not been, there is not presently pending or existing, and to the Company’s Knowledge there is not threatened in writing, (a) any strike, slowdown, picketing, work stoppage, (b) any Claim against the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against the Company, or (c) any application for certification of a collective bargaining agent.  There is no lockout of any employees by the Company, and no such action is contemplated by the Company.  Except as would not result in a Material Adverse Effect, the Company is in compliance in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

2.18        Books and Records.  The Company maintains accurate and complete books and records reflecting its material Assets and liabilities and results of operations.  The Company has made available to Parent copies of all minutes of meetings (or written consents in lieu thereof) of the stockholders and the Board of Directors of the Company, which the Company has in its possession.  The minutes made available to Parent do not, however, contain a record of or otherwise reflect all the meetings held of, and corporate action taken in writing by, the stockholders and the Board of Directors of the Company.

2.19        Product Warranties.  The Company has not agreed to become and the Company is not otherwise responsible for consequential damages and, except pursuant to end- user license agreements with customers, has not made any express warranties to third parties with respect to any Products or services rendered by the Company.  Except pursuant to end-user license and support agreements with customers, there are no warranties (express or implied) outstanding with respect to any Products or services of the Company other than such implied by law pursuant to Sections 2-312 and 2-314 of the Uniform Commercial Code.  The Company’s standard end-user license agreement, a copy of which has been made available to Parent by the Company, contains the standard warranty to any products licensed by the Company.  All Products are in substantial compliance with their documentation and comply with all Legal Requirements, except where the failure to be so in compliance would not have a Material Adverse Effect.  The Company has made available to Parent the complete, most current bug list and enhancement list for the Software.

2.20        Absence of Changes.  Except as set forth in Schedule 2.20, since June 30, 2006, the Company has conducted the Business only in the ordinary course consistent with prior practice and has not:

(a)           incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business liabilities and obligations incurred in the ordinary course of business consistent with prior practice, none of which liabilities, individually or in the aggregate, would have a Material Adverse Effect;

(b)           mortgaged, pledged or subjected to any Liens any property, business or Assets, tangible or intangible, owned by the Company;

(c)           sold, transferred, leased to others or otherwise disposed of any material Asset, except for inventory sold or rented in the ordinary course of business, or cancelled or compromised any material debt or Claim, or waived or released any right of substantial value;

(d)           received any written notice of acceleration or termination of any Contract or suffered any damage, destruction or loss (whether or not covered by insurance) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)           except for end-user licenses in the ordinary course of business, transferred or granted any rights under, or entered into any settlement regarding or received written notice of an allegation of Breach or infringement of, any Company Intellectual Property;

(f)            adopted or amended any Employee Program, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any member, director, officer, employee, salesman, distributor or agent of the Company;

(g)           acquired Knowledge of any labor union organizing activity by Employees, had any actual or threatened Employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in its relations with its Employees, agents, customers or suppliers, which could reasonably be expected to have a Material Adverse Effect;

(h)           written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable earnings, none of which individually or in the aggregate, would have a Material Adverse Effect;

(i)            made any purchase commitment materially in excess of the normal, ordinary and usual requirements of the Company or at any price materially in excess of the then current market price or upon terms and conditions materially more onerous than those usual and customary in the industry, or made any material change in its selling, renting, pricing, advertising or personnel practices inconsistent with its past practice and prudent business practices prevailing in the industry;

(j)            entered into any transaction, Contract or commitment other than in the ordinary course of business or paid or agreed to pay any brokerage, finder’s fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

(k)           made any material change in any method of accounting or auditing practice;

(l)            instituted, settled, or agreed to settle any Claim;

(m)          failed to pay any accounts or notes payable or any other obligations when due;

(n)           issued any equity interests, declared or paid any distribution or dividends on equity interests (not including bonuses) or entered into any agreement to do or engage in any such actions;

(o)           suffered any change or event that, in each case or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

(p)           taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

2.21        Customers; Suppliers.

(a)           Schedule 2.21 attached hereto sets forth (a) the names and addresses of all customers, resellers, licensees and distributors of the Company that ordered goods and services (including those who are licensees of software) from the Company with an aggregate value for each such customer of $7,500 or more during the twelve-month period ended June 30, 2006, and (b) the amount for which each such customer or distributor was invoiced during such period.  The Company has not received any written notice that any significant customer or significant distributor of the Company (i) has ceased, or will cease, to use the products, goods or services of the Company, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Company, or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Company, including in each case after the consummation of the transactions contemplated hereby.  No significant customer or distributor of the Company described in clause (a) of the first sentence of this Section 2.21 has otherwise threatened the Company in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.  The Company has not engaged in any “channel stuffing” with any customer or similar practices that have the effect of accelerating revenue from a customer into a current period which will cause a significant reduction of revenue in a future period.  When used herein, a “significant customer” and a “significant distributor” shall mean a customer or distributor that accounted for 5% or more of the Company’s revenue during the twelve-month period ended June 30, 2006.

(b)           Schedule 2.21 sets forth a list of each supplier that is the sole supplier of any product or service to the Company that is necessary for the Company in order to license its products or provide its services and which cannot be readily replaced by another supplier.  The

Company has not received any written notice that any such supplier (i) has ceased or will cease or materially decrease the rate of supplying products, goods or services to the Company or (ii) has sought, or is seeking to materially increase the price it charges the Company for such products, goods or services.  No supplier set forth on Schedule 2.21 has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

2.22        Environmental Matters.  The Company and, to the Knowledge of the Company, the Leased Real Property, are in substantial compliance with all, and the Company has no material liability under, any applicable environmental laws and regulations, and laws and regulations relating to employees health and safety.

2.23        Employee Benefit Programs.

(a)           Schedule 2.23 sets forth a complete and correct list of every Employee Program (as hereinafter defined) that has been maintained (as such term is hereinafter defined) by the Company at any time.  The Company has heretofore delivered accurate and complete copies of all documents, agreements, instruments, filings and disclosures which contain descriptions of the rights and benefits granted to the participants in each Employee Program.

(b)           Except as set forth in Schedule 2.23, each Employee Program that has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code, has either (i) received a favorable determination or approval letter from the IRS regarding its qualification under such Section within the applicable remedial amendment period and has, in fact, been qualified under the applicable Section of the Code from the effective date of such Employee Program through and including the Effective Time, or (ii) is a standardized, regional prototype plan that has received a favorable opinion letter from the IRS.

(c)           Except as set forth in Schedule 2.23 attached hereto, there has not been any failure of the Company to comply in all material respects with any laws applicable to any Employee Program (and each related trust insurance contract or fund), and each Employee Program (and each related trust, insurance contract or fund) has been administered or operated in accordance within the terms of the applicable controlling documents.  With respect to any Employee Program, there has occurred no “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, or Breach of any duty under ERISA or other applicable law.  Except as set forth in Schedule 2.23 attached hereto, no Claim or other proceeding (other than those relating to routine Claims for benefits) is pending or threatened with respect to any Employee Program.

(d)           Neither the Company nor any of its affiliates has maintained a “defined benefit plan” (as defined in Section 3(35) of ERISA) or other plan subject to Title IV of ERISA or the minimum fund requirements of Section 412 of the Code.  Except as set forth in Schedule 2.23 attached hereto, all payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs, for all periods prior to Closing (including, without limitation, payment of any premiums), either have been made or have been accrued.  Neither the Company nor any of its affiliates has ever maintained a “multiemployer plan” within the meaning of

ERISA Section 3(37).  None of the Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any other health benefits law) or has ever promised to provide such post-termination benefits.  Except as set forth on Schedule 2.23, there are no promised increases in benefits (whether expressed, implied, oral or written) under any Employee Program, nor are there any obligations, commitments or understandings to continue any benefits under such Employee Program (whether expressed, implied, oral or written), except as required by COBRA.  Each Employee Program may be modified, amended, or terminated by the Company at any time.  As of the Effective Time, each Employee Program may be terminated by the Company or its affiliate without any further liability or obligation on the part of the Company or its affiliate, other than the payment of benefits pursuant to such program, and the termination of any Employee Program will not accelerate or increase any benefits payable under such program.  Each Employee Program which is a “group health plan” within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred.

(e)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company (including, without limitation, severance, unemployment compensation, or parachute payment (as defined in Section 280G of the Code)) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Employee Program.

(f)            For purposes of this Section 2.23 and as otherwise referenced to in this Agreement:

(i)            “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), that are or have been maintained, sponsored, contributed to, or participated in by the Company or any of its affiliates; and (B) all stock option, stock purchase or other stock-based plans, bonus or incentive award plans, employment or casualty agreements, severance pay policies or agreements, fringe benefit plans or programs, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, programs, policies, practices, agreements and arrangements not described in (A) above that are or have been maintained, sponsored or contributed to by the Company or any of its affiliates.  In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii)           an entity is an “affiliate” of the Company or any of its affiliates for purposes of this Section 2.23 if it would have ever been considered a single employer with the Company or any of its affiliates under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C), and in any case includes each subsidiary or affiliate of the Company; and

2.24        Accounts Receivable and Accounts Payable.  The accounts and other receivables of the Company reflected in the Financial Statements and all accounts and other receivables arising thereafter and on or before the date hereof arise from bona fide transactions in the ordinary course of business.  Except as set forth on Schedule 2.24, no counterclaims or offsetting claims with respect to such accounts and other receivables are pending or, to the Knowledge of the Company, are threatened in writing and all of such accounts receivable are collectible, net of the applicable reserve for bad debt set forth in Schedule 2.24.  The accounts payable reflected in the Financial Statements, and all accounts payable arising thereafter and before the date hereof arose from bona fide transactions in the ordinary course of business, and, all such accounts payable (a) have either been paid, (b) are not yet due and payable under the standard procedures of the Company for payment of accounts payable, or (c) are being contested by the Company in good faith.

2.25        Certain Payments.  Neither the Company nor any Affiliate of the Company, nor any other Person acting for or on behalf of the Company, has directly or indirectly (a) made, offered or agreed to offer any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (iv) in violation of any Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

2.26        Consents.  Except as set forth on Schedule 2.26, there are no (i) consents or approvals of any Governmental Body, (ii) filings with any Governmental Body (other than the filing of the Certificate of Merger with the Delaware Secretary of State), or (iii) notices, consents or waivers from other parties to any of the Material Contracts, that are required to be made or obtained by the Company for the lawful consummation by the Company of the transactions contemplated hereby or that the Business can be conducted by the Surviving Corporation in substantially the same manner after the Closing as heretofore conducted by the Company (“Company Consents”).

2.27        Disclosure.  The representations and warranties of the Company contained in this Agreement and statements or certificates furnished by the Company to Parent or its representatives in connection herewith or pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading.

ARTICLE III
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to GlobalSCAPE as follows:

3.01        Ownership of Shares.  Such Stockholder is the record and beneficial owner of the number of the Shares as set forth opposite the name of such Stockholder on Schedule 3.01 free and clear of all Liens.

3.02        Authority.  Such Stockholder has full right, power and capacity to execute and deliver this Agreement and perform such Stockholder’s obligations hereunder.  This Agreement and all other documents and instruments executed by such Stockholder pursuant to this Agreement have been, or will have been, duly executed and delivered by such Stockholder.  The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents and compliance with the provisions of this Agreement and the Transaction Documents do not and will not, conflict with, or result in any violation or Breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of such Stockholder under any Contract to which such Stockholder is a party or any of its properties or other assets are subject or any Legal Requirement applicable to such Stockholder or its properties or other assets.

3.03        Enforceability.  This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

3.04        Securities Laws Matters.  The following additional representations and warranties are made, severally and not jointly, by each of the Principal Stockholders:

(a)           Such Principal Stockholder recognizes and understands that the Parent Common Stock to be issued to the Principal Stockholders pursuant to the Merger will not be registered under the Securities Act, or under the securities laws of any state (the “securities laws”).  The shares of Parent Common Stock are not being so registered in reliance upon exemptions from the Securities Act and the securities laws which are predicated, in part, on the representations, warranties and agreements of such Principal Stockholder contained herein.

(b)           (i) Such Principal Stockholders has business knowledge and experience, such experience being based on actual participation therein, (ii) such Principal Stockholder is capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock and the suitability thereof as an investment therefor, (iii) the shares of Parent Common Stock to be acquired by such Principal Stockholder in connection with the Merger will be acquired solely for investment and not with a view toward resale or redistribution in violation of the securities laws, (iv) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of Parent or as to the value of the shares of Parent Common Stock issued in the Merger and (v) upon consummation of the transactions contemplated by this Agreement, such Principal Stockholders will be an “accredited investor” within the meaning of Regulation D promulgated by the SEC pursuant to the Securities Act.  Such Principal Stockholder understands that Parent is not under any obligation to file a registration statement or to take any other action under the securities laws with respect to any shares of Parent Common Stock.

(c)           Such Principal Stockholder has consulted with his or her own counsel in regard to the securities laws and is fully aware (i) of the circumstances under which such Principal Stockholder is required to hold the shares of Parent Common Stock, (ii) of the limitations on the transfer or disposition of the shares of Parent Common Stock, (iii) that the shares of Parent Common Stock must be held indefinitely unless the transfer thereof is registered under the securities laws or an exemption from registration is available and (iv) that no exemption from registration is likely to become available for at least one year from the date of acquisition of the shares of Parent Common Stock.  Such Principal Stockholder has been advised by his or her own counsel as to the provisions of Rules 144 and 145 as promulgated by the Commission under the Securities Act and have been advised of the applicable limitations thereof.  Such Principal Stockholder acknowledges that Parent is relying upon the truth and accuracy of the representations and warranties in this Section 3.04 by such Principal Stockholder in consummating the transactions contemplated by this Agreement without registering the shares of Parent Common Stock under the securities laws.

(d)           Such Principal Stockholder has been furnished with (i) the definitive proxy statement filed with the SEC in connection with the annual meeting of stockholders of Parent held on June 1, 2006 and (ii) copies of Parent’s Annual Report on Form 10-K for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed with the SEC under the Exchange Act.  Such Principal Stockholder has been furnished with a summary description of the terms of the Parent Common Stock and Parent has made available to such Principal Stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to such Principal Stockholder as set forth herein or for the purpose of considering the transactions contemplated hereby.  Parent has offered to make available to such Principal Stockholder upon request at any time all exhibits filed by GlobalSCAPE with the SEC as part of any of the reports filed therewith.

(e)           Such Principal Stockholder agrees that the certificates representing his or her shares of Parent Common Stock to be acquired pursuant to the Merger will be imprinted with the following legend, the terms of which are specifically agreed to:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT.  NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

Such Principal Stockholder understands and agrees that appropriate stop transfer notations will be placed in the records of Parent and with its transfer agent in respect of the securities which are to be issued to such Principal Stockholder in the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company and the Stockholders, as follows:

4.01         Organization and Standing of Parent and Merger Sub.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub is duly qualified to do business in all states in which the nature of its business or the character of its properties requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Parent or Merger Sub.

4.02         Authority for Agreement; Non-contravention.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and Transaction Documents, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and other action on the part of Parent and Merger Sub, and this Agreement and the Transaction Documents constitute valid and legally binding obligations of Parent and Merger Sub enforceable in accordance with their terms.

(b)           The execution and delivery of this Agreement and the Transaction Documents do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents and compliance with the provisions of this Agreement and the Transaction Documents do not and will not, conflict with, or result in any violation or Breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub, (i) the Certificate of Incorporation or the Bylaws of the Parent or Merger Sub, (ii) any Contract to which Parent is a party or any of the properties or other assets of Parent or Merger are subject or (iii) any Legal Requirement applicable to Parent or Merger Sub or any of their respective properties or other assets.

4.03        No Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation or performance by Parent and Merger Sub of any of the transactions contemplated hereby and by the Transaction Documents will, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or the Bylaws Parent and Merger Sub, or (ii) any resolution adopted by the Board of Directors or the stockholders of Parent or Merger Sub;

(b)           materially contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any order issued by any governmental body to which Parent or Merger Sub are subject;

(c)           materially contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material governmental authorization that is held by Parent;

(d)           contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Parent is a party, except as would not result in a Material Adverse Effect; or

(e)           result in the imposition or creation of any Lien upon or with respect to any of the assets and properties of Parent or Merger Sub.

4.04        Consents.  Neither the execution and delivery of this Agreement and the Transaction Documents by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby will require on the part of Parent or Merger Sub any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body except (a) the filing of the Certificate of Merger pursuant to the DGCL or (b) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a material adverse effect on Parent or Merger Sub or prevent the consummation of the transactions contemplated by this Agreement or any Transaction Document (“GlobalSCAPE Consents”).

4.05        Brokers and Finders.  Neither Parent nor Merger Sub nor any of their respective officers, directors, employees, agents or affiliates has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions, or finders’ fees in connection with the transactions contemplated by this Agreement.

4.06        Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities.

4.07        Capitalization.  The authorized capital stock of Parent consists of (a) 40,000,000 shares of Parent Common Stock, of which 14,421,300 shares were issued and outstanding as of September 15, 2006, and (b) 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding.  The rights and privileges of each class of the Parent’s capital stock are set forth in the Parent’s Certificate of Incorporation.  Parent has delivered to the Principal Stockholders a true and complete copy of Parent’s Certificate of Incorporation.  All of the Per Share Stock Consideration will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Parent’s Certificate of Incorporation or By-laws or any Contract to which the Parent is a party or is otherwise bound.

4.08        Reports and Financial Statements.

(a)           Since January 1, 2003, Parent has filed with the SEC all Parent Reports required to be filed with the SEC, and has made available to the Company complete and accurate copies, as amended or supplemented, of the Parent Reports in the form filed with the SEC.  The

Parent Reports constitute all of the documents required to be filed by the Parent with the SEC from January 1, 2003 through the date of this Agreement.  As of their respective filing dates, the Parent Reports (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”) applicable to such Parent Reports, and (ii) the Parent Reports did at the time they were filed (or if amended or superseded by a later filing with the SEC and publicly available prior to the date of this Agreement, on the date of such later filing) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Parent (including the notes thereto), included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent and its consolidated subsidiaries as of the respective dates thereof and for the periods referred to therein.  There has been no material change in the Buyer’s accounting policies since December 31, 2005, except as described in the notes to the financial statements of the Parent included in the Parent Reports.

(b)           Except as disclosed to the Company and the Stockholders in writing and except (i) as set forth or fully reserved against in the most recent financial statements included in the Parent Reports (the “Parent Financials”), or (ii) as incurred since the date of the most recent balance sheet in the Parent Financials in the ordinary course of business consistent with past practice, Parent and its subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(c)           Parent is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date hereof and has implemented such reasonable programs and has taken the reasonable steps necessary to ensure Parent’s future compliance (not later than the relevant statutory and regulatory deadlines therefore) in all material respects with all provisions of SOX which shall become applicable to Parent after the date hereof.

(d)           Each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX as applicable with respect to the Parent Reports, and the statements contained in such certifications were true and accurate as of the date they were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither Parent nor any of its subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers of Parent within the meaning of Section 402 of SOX.

(e)           Neither Parent nor any of its subsidiaries is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent’s or such subsidiary’s published financial statements or other Parent Reports.

(f)            The books, records and accounts of Parent are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in all material respects in accordance with customary and reasonable business practices and the requirements of the Exchange Act, the Securities Act, and to the extent in effect, SOX.

(g)           Parent’s “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures of Parent are made only in accordance with the authorizations of management and directors of Parent, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements.

(h)           Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (i) information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

4.09        Litigation.  Except as disclosed in the Parent Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any subsidiary of the Parent which, if determined adversely to the Parent or any subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

4.10        Disclosure.  The representations and warranties of GlobalSCAPE contained in his Agreement and statements or certificates furnished by GlobalSCAPE to the Company or the Principal Stockholders, or their respective representatives, in connection herewith or pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact, or omit to state any material fact required to make the statements herein or therein contained not misleading.

ARTICLE V
COVENANTS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

The Company and the Principal Stockholders, severally and not jointly, covenant and agree with GlobalSCAPE as follows:

5.01         Cooperation; Consents.  The Company and the Principal Stockholders shall use commercially reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things necessary under the provisions of this Agreement and under applicable Legal Requirements to (i) consummate and make effective all of the transactions contemplated by this Agreement and (ii) obtain all consents identified in Schedule 2.26.

5.02         Advice of Changes.  The Company will promptly advise Parent in writing (a) of any event or circumstance that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in the Company’s business, results of operations or financial condition after the date hereof.  The Company shall deliver to Parent within 30 days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations of the Company, which financial statements shall be prepared in the ordinary course of business, in accordance with the Company’s books and records and consistent with the Company’s past practices and shall fairly present the financial position of the Company as of their respective dates and the results of the Company’s operations for the periods then ended.

5.03         Maintenance of Business.  The Company shall use commercially reasonable efforts to carry on and preserve its business and its relationships with regulatory agencies, customers, suppliers, licensors, licensees, employees and others in substantially the same manner as it has prior to the date hereof.  If the Company acquires Knowledge of a material deterioration in the relationship with any regulatory agency or any material customer, supplier, licensor, licensee or key employee (or any material portion of its customers, suppliers or employees, licensors, licensees), it will promptly bring such information to the attention of Parent in writing and, if requested by Parent, will exert all commercially reasonable efforts to restore the relationship.

5.04         Conduct of Business.  The Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course, and the Company will not, without the prior written consent of Parent, which such consent shall not be unreasonably withheld, delayed or conditioned:

(a)           borrow any money;

(b)           enter into any transaction not in the ordinary course of business consistent with past practice or enter into any transaction or make any commitment involving an expense or a Company capital expenditure in excess of $10,000;

(c)           encumber or permit to be encumbered by any Lien any of its Assets;

(d)           dispose of any of its material assets, except in the ordinary course of business consistent with past practice;

(e)           enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice, or make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practice that do not exceed $10,000 in the aggregate;

(f)            fail to maintain its equipment and other Assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

(g)           pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant (except in the ordinary course of business consistent with past practices or pursuant to existing arrangements previously disclosed to Parent in writing) or enter into any new employment or consulting agreement with any such person;

(h)           materially change any material accounting methods or practices or revalue or write down any of its material Assets;

(i)            declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock, options or other securities;

(j)            amend or terminate any contract, agreement or license to which it is a party (except pursuant to arrangements previously disclosed to GlobalSCAPE in writing) except those amended or terminated in the ordinary course of business, consistent with past practice;

(k)           enter into or amend any agreement pursuant to which any other Person is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products, services, technology or Company Intellectual Property;

(l)            lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

(m)          guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;

(n)           waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

(o)           issue or sell any shares of its capital stock of any class, or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock, or accelerate, amend or change the period of exercisability or the vesting of any outstanding option or other security except as may be required by the terms of such options or securities;

(p)           split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

(q)           merge, consolidate or reorganize with, or acquire any entity;

(r)            amend its Certificate of Incorporation or Bylaws;

(s)           make or change any election in respect to Taxes, file any Tax Returns unless copies of such returns have been delivered to Parent for its review prior to filing (except pursuant to local tax filing requirements filed in the ordinary course of business, consistent with past practices), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes;

(t)            license or transfer any of its technology or any rights in Company Intellectual Property, except on a non-exclusive basis in the ordinary course of business consistent with past practice;

(u)           change or allow to lapse any material insurance coverage;

(v)           terminate the employment of any employee;

(w)          form any subsidiary or acquire any equity interest or other interest in any other entity; or

(x)            agree to do any of the things described in the preceding Sections 5.04(a) through 5.04(w).

5.05        Regulatory Approvals.  The Company will make such filings, and will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of, or give any required notice to, any Governmental Body, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement.  The Company will use all commercially reasonable efforts to obtain all such authorizations, approvals and consents.

5.06        Necessary Consents.  The Company will use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary for the Company to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to carry on its business in a manner consistent with the past practice of the Company after the Closing.

5.07        Litigation.  Prior to the Effective Time, the Company will notify Parent in writing promptly after acquiring Knowledge of any material actions, suits, proceedings or investigations, by or before any court, board or Governmental Body, initiated by or against the Company.

5.08        No Other Negotiations.  From the date that this Agreement is executed and delivered until the termination of this Agreement in accordance with the terms hereof or consummation of the Merger, the Company and the Stockholders will not, and will not authorize or permit any officer, director, employee or Affiliate of the Company, or any other Person, on its or their behalf to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer to acquire all or any significant part of the business and properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise (an “Acquisition Proposal”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person or group any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal.

5.09        Access to Information.  Until the Closing, the Company will allow Parent and its agents reasonable access to the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property (including its intellectual property) and financial condition.  The Company will cause its accountants to cooperate with Parent and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants, subject, however, to the normal procedures of such accountants to not make available certain confidential information to each other.

5.10        Satisfaction of Conditions Precedent.  The Company will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article VIII, and the Company will use all commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

5.11        Assignment of Copyright and Other Intellectual Property Rights.  The Company will use its reasonable efforts to cause each current employee, consultant, contractor or affiliate of the Company who has contributed as an author to the development of the Company’s products or Company Intellectual Property to execute and deliver to the Company (for delivery to GlobalSCAPE at the Closing) an assignment of such Intellectual Property to the Company in the standard form and substance used by the Company.  Set forth on Schedule 5.11 is a listing of any past employee, consultant, contractor or affiliate who made a material contribution to the development of the Company’s products or Company Intellectual Property who has not assigned such Intellectual Property to the Company.

5.12        Resignations.  The Company will cause each member of its Board of Directors to submit his or her resignation as the Company Board member, which resignation shall become effective upon the Effective Time.

ARTICLE VI
COVENANTS OF PARENT AND MERGER SUB

Parent and Merger Sub covenant and agree with the Company and the Stockholders as follows:

6.01        Cooperation.  Subject to the terms and conditions herein provided, Parent and Merger Sub will use their commercially reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under any Legal Requirement to consummate and make effective the transactions contemplated by this Agreement.

6.02        Advice of Changes.  GlobalSCAPE will promptly advise the Company in writing (a) of any event or circumstance that would render any representation or warranty of GlobalSCAPE contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Parent’s and Merger Sub’s business, results of operations or financial condition.

6.03        Access to Information.  Until the Closing, Parent will allow the Company and its agents reasonable access to the files, books, records and offices of Parent, including any and all information relating to Parent’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property (including its intellectual property) and financial condition.  Parent will cause its accountants to cooperate with the Company and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants, subject, however, to the normal procedures of such accountants to not make available certain confidential information to each other.

6.04        Satisfaction of Conditions Precedent.  Parent and Merger Sub will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article VII, and Parent and Merger Sub will use all commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

6.05        Regulatory Approvals.  Parent and Merger Sub will execute and file, or join in the execution and filing of any, application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, federal, state, local or foreign, which may be reasonably required, or which the Company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement.  Parent and Merger Sub will use all reasonable efforts to obtain all such authorizations, approvals and consents.

6.06        Necessary Consents.  Parent will use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary for Parent to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to carry on its business in a manner consistent with the past practice of the Company after the Closing.

6.07        Indemnification.  GlobalSCAPE shall not, for a period of six years after the Effective Time, take any action or alter or impair any exculpatory or indemnification provisions existing in the Certificate of Incorporation or Bylaws of the Surviving Corporation at the Effective Time (in the forms delivered to the Company by GlobalSCAPE prior to the date hereof) for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to act or omissions of such individuals prior to the Effective Time.

6.08        Litigation.  Parent will notify the Company in writing promptly after learning of any material actions, suits, proceedings or investigations, by or before any court, board or governmental agency, initiated by or against Parent or any of its subsidiaries.

6.09        Employees.

(a)           The parties acknowledge that prior to the execution of this Agreement Parent has made offers to the Company’s employees to continue to work for the Surviving Corporation following the Merger.  Upon consummation of the Merger, each of the Company’s employees shall be eligible to participate or be eligible for accrual of benefits, vesting and contributions or accruals to be made or credited following the Effective Time under each of Parent’s employee benefit plans, programs or arrangements maintained by Parent that are generally available to Parent’s employees, subject to the terms upon which such plans allow for new participation by Parent’s employees.  Upon consummation of the Merger, (i) Parent will give the Company’s employees full credit for prior service with the Company for purpose of eligibility and the determination of benefits under Parent’s plans, programs, and policies, provided that such credit does not result in a duplication of benefits, and (ii) Parent shall cause such plans, programs, and policies to waive all pre-existing condition exclusions and waiting periods, other than exclusions or waiting periods that have not been fully satisfied under any benefit plan or policy maintained by the Company for its employees prior to the Closing.

(b)           With respect to Company employees who regularly work less than forty (40) hours per week, Parent shall not be required to offer or provide benefits, other than benefits offered or provided to Parent’s employees who work a similar number of hours per week.

(c)           This Agreement is not intended to create and does not create any contractual or legal rights in or enforceable by any employee of the Company or upon any party other than the Company, Parent and Merger Sub.  Any written communications to the employees of the Company concerning the subject matter of this Section 6.09 shall be subject to reasonable review by Merger Sub.  The Company agrees to use its reasonable efforts to incorporate Merger Sub’s comments in any written communications to the employees of the Company concerning the subject matter of this Section 6.09.

6.10        Merger Sub.  Parent shall cause Merger Sub to perform all obligations under this Agreement and the Transaction Documents to be performed by Merger Sub, and Parent and Merger Sub shall be jointly and severally liable for any failure to so perform or other Breach of any covenants, agreements, representations, warranties or other obligations hereunder.

6.11        Rule 144 Sales.  Without limiting the provisions of the Lock-Up Agreements, at any time after any shares of Parent Common Stock issued in respect of the Stock Consideration hereunder become eligible for resale and transfer pursuant to Rule 144 promulgated under the Securities Act, Parent shall, at the request of the holder of such shares, use its commercially reasonable efforts to facilitate and expedite the resale and transfer of such shares by the holder thereof in compliance with said Rule 144, which efforts shall include seeking any necessary or advisable opinion of counsel to Parent as to the availability of said Rule 144 for such resale and transfer and instructing Parent’s transfer agent to facilitate and expedite any such resale and transfer.

ARTICLE VII
CONDITIONS TO CLOSING OF THE COMPANY AND THE STOCKHOLDERS

The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the following conditions:

7.01        Escrow Agreement.  Parent, Merger Sub and the Escrow Agent shall have executed and delivered the Escrow Agreement and Parent shall have deposited the Escrow Amount.

7.02        Employment Agreements.  The Surviving Corporation shall have entered into Employment Agreements with each of Chuck Shavit, Ellen Ohlenbusch and Craig Randall in the respective forms attached hereto as Exhibits C-1, C-2 and C-3 (each, an “Employment Agreement”).

7.03        Merger Consideration.  Merger Sub shall pay the Merger Consideration due at the Closing less the Escrow Amount to the stockholders of the Company as provided in Section 1.06.

7.04        Lock-Up Agreement.  Parent shall have entered into the Lock-Up Agreement with each of the Principal Stockholders.

7.05        Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if they had been made at the Closing and Parent and Merger Sub shall have delivered a certificate signed by an officer of Parent and Merger Sub to such effect.

7.06        Covenants and Agreements.  Each of Parent and Merger Sub shall have performed or complied with in all material respects their respective covenants and agreements set forth in this Agreement to be complied with on or before the Closing and Parent and Merger Sub shall have delivered a certificate signed by an officer of Parent and Merger Sub to such effect.

7.07        Certificates of Secretary.  Parent shall have delivered a certificate, signed by the secretary of the Parent, certifying (i) current copies, as amended, of the Certificate of Incorporation and Bylaws of Parent and (ii) the resolutions of the Board of Directors and, if required, the stockholders of Parent authorizing this Agreement and the transactions contemplated hereby.  Merger Sub shall have delivered a certificate, signed by the secretary of Merger Sub, certifying (i) current copies, as amended, of the Certificate of Incorporation and Bylaws of Merger Sub and (ii) the resolutions of the Board of Directors of Merger Sub and of Parent as the sole stockholder of Merger Sub authorizing this Agreement and the transactions contemplated hereby.

7.08        GlobalSCAPE Consents.  Evidence, in a form reasonably satisfactory to the Company, that all of the GlobalSCAPE Consents have been obtained shall be delivered to the Company.

7.09        No Proceeding.  No Proceeding shall be pending or threatened which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

7.10        Opinion of Counsel.  Jackson Walker L.L.P., counsel to Parent and Merger Sub, shall have delivered to the Company and the Stockholders a legal opinion in the form of Exhibit D attached hereto.

7.11        Payment of Transaction Expenses.  Parent shall have paid the Transaction Expenses directly to the service providers used by the Company and the Principal Stockholders.

ARTICLE VIII
CONDITIONS TO CLOSING OF GLOBALSCAPE

The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the following conditions:

8.01        Stockholder Approval.  Parent shall have received evidence in form and substance satisfactory to Parent, in its reasonable discretion, that this Agreement and each of the transactions contemplated hereby including, without limitation, the Merger, the execution and delivery of this Agreement, the execution and delivery of the Escrow Agreement, the appointment of Chuck Shavit as the Stockholders’ Representative and each of the other steps necessary complete the transactions contemplated hereby, have been validly obtained by the requisite vote of the stockholders of the Company under applicable law.

8.02        Company Consents.  Evidence, in a form reasonably satisfactory to Parent, that all of the Company Consents have been obtained shall be delivered to Parent.

8.03        Releases.  Parent shall have received evidence that all of the Liens outstanding on any of the Assets have been terminated and released prior to or at the Closing.

8.04        Escrow Agreement.  The Company, the Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.05        Opinion of Counsel.  Foley Hoag LLP, counsel to the Company, shall have delivered to Parent and Merger Sub a legal opinion in the form of Exhibit E attached hereto.

8.06        Certificate of Secretary.  The Company shall have delivered a certificate, signed by the secretary of the Company, certifying (i) current copies, as amended, of the Certificate of Incorporation and Bylaws of the Company and (ii) the resolutions of the Board of Directors and the stockholders of the Company authorizing this Agreement and the transactions contemplated hereby.

8.07        Representations and Warranties.  The representations and warranties of the Company and the Stockholders set forth in this Agreement shall be true and correct in all material respects with the same form and effect as if they had been made at the Closing and the Company and the Stockholders shall have delivered a certificate signed by an officer of the Company and each of the Stockholders (with respect to such Stockholder’s representations and warranties only) to such effect.

8.08        Intellectual Property Assignments.  Each of the Development Personnel shall have executed an agreement substantially in the form of Schedule 2.08(f).

8.09        Covenants and Agreements.  Each of the Company and the Stockholders shall have performed or complied with in all material respects their covenants and agreements set forth in this Agreement to be complied with on or before the Closing and the Company shall have delivered a certificate signed by an officer of the Company to such effect.

8.10        No Proceeding.  No Proceeding shall be pending or threatened which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

8.11        Singer Release.  Charles Singer shall have executed and delivered a waiver and release in form and substance reasonably satisfactory to Parent.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.01        Survival of Representations and Warranties.  All representations, warranties, covenants and agreements of the Company and the Stockholders contained in this Agreement, including the Schedules and Exhibits attached hereto, and any certificates delivered pursuant hereto, shall survive the Closing and the consummation of the transactions contemplated hereby for a period of eighteen (18) months, except as to Sections 2.02, 2.06(a), 2.08, 2.15, 3.01 and 3.04, which shall survive for the applicable statute of limitations.  All representations, warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement, including the Schedules and Exhibits attached hereto, and any certificates delivered pursuant hereto, shall survive the Closing and the consummation of the transactions contemplated hereby for a period of eighteen (18) months after the Closing Date, except as to the representations and warranties set forth in Sections 4.01, 4.07 and 4.08, which shall survive for the applicable statute of limitations. Notwithstanding the foregoing, all covenants and agreements of the parties that are to be performed after Closing shall continue in effect and expire in accordance with their respective terms.

9.02        Indemnification by the Stockholders.  Subject to the limitations set forth herein, the Stockholders hereby agree, severally, and not jointly, to indemnify and hold the GlobalSCAPE Indemnity Group harmless from, against and with respect to any and all demands, Claims, actions or causes of action, assessments, liabilities, losses, costs, damages (excluding incidental, consequential, special and punitive damages, lost profits, and diminutions in value), penalties, charges, or expenses including, without limitation, interest, penalties and reasonable attorneys’ fees, disbursements and expenses (collectively, “Losses”) arising out of, or related to (a) the Breach of any representation, warranty, covenant or agreement made by the Company or the Stockholders in this Agreement, including the Schedules and Exhibits hereto, or in the certificates referred to in Sections 8.07 and 8.09; provided, however, that, except as set forth in Section 9.05(e), under no circumstances shall any Stockholder be responsible, liable or obligated to indemnify any member of the GlobalSCAPE Indemnity Group as a result of or in connection with the Breach of any representation, warranty, covenant or agreement made by any other Stockholder.

9.03        Indemnification by Parent.  Subject to the limitations set forth herein, Parent hereby agrees to indemnify, defend and hold the Stockholder Indemnity Group harmless from, against and with respect to any and all Losses arising out of, or related to the Breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, including the Schedules and Exhibits hereto, or in the certificates referred to in Sections 7.05 and 7.06.

9.04        Procedures.

(a)           In any case in which a party seeks indemnification hereunder and which does not involve an action, proceeding or Claim by a third-party (a “third party action”), any such Claim shall be made in a written statement signed by the party seeking indemnification (the “indemnified party”) which shall specify in reasonable detail each individual item of Loss and the estimated amount thereof, the date such item was claimed or the facts giving rise to such Claim were discovered, the basis for any alleged liability and the nature of the Breach or Claim to which each such item is related.

(b)           If the party from whom indemnification is sought (the “indemnifying party”) does not pay the amount specified in any such statement within thirty (30) days after it has been delivered by the indemnified party, the indemnified party may enforce its right in accordance with law.

(c)           In any case in which a party seeks indemnification hereunder and which involves a third-party action, the indemnified party shall promptly (but in no case later than five (5) days after receipt of notice of such action) give the indemnifying party(s) written notice of the commencement of the third party action which might give rise to liability of the indemnifying party(s) for indemnification hereunder.  Any failure so to notify any indemnifying party shall not relieve such indemnifying party from any liability that it may have to such indemnified party under this Article IX unless and to the extent that such failure to so notify results in the indemnifying party being prejudiced in the defense of such action.  Such notice shall include (i) reasonably detailed specific facts and circumstances pertaining to such action, and (ii) true and complete copies of all documents served on or delivered to the indemnified party in connection with such third party action.  The indemnifying party(s) will have the option to defend any third party action, at the indemnifying party’s expense and, upon the assumption of such defense, the indemnifying party shall not be liable to the indemnified party in connection with such matter; provided that the indemnified party shall have the right, at its own cost and expense, to participate in the defense of such third party action.  However, notwithstanding the preceding sentence, (i) if the indemnifying party elects not to defend any third party action, or (ii) if the third party action shall have been brought or asserted against the indemnifying party(s) as well as the indemnified party and such indemnified party shall have reasonably concluded in good faith based on advice of counsel that there is a conflict of interest between the indemnifying party and the indemnified party, then the indemnified party may elect to conduct its defense on its own behalf, in which case the reasonable fees and expenses of the indemnified party’s counsel shall be at the expense of the indemnifying party(s).  The indemnified party shall not enter into any settlement agreement without the indemnifying party’s consent, which shall not be unreasonably withheld or delayed.  The indemnifying party(s) shall not, without the prior written consent of the indemnified party (which shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement of a third party action, if pursuant to or as a result of such judgment or settlement, injunctive or other equitable relief shall be imposed against the indemnified party or if such settlement does not expressly unconditionally release the indemnified party from all liabilities or obligations with respect to such third party action, with prejudice.  The indemnified party and the indemnifying party(s) shall cooperate with each other in the defense, compromise or settlement of any third party action for which indemnification is sought.

9.05        Limitations on Indemnification.  The provisions of this Article IX are subject to the following limitations:

(a)           Except as set forth in Sections 9.05(d) and 9.05(e), the Stockholders shall not have any obligation to indemnify any member of the GlobalSCAPE Indemnity Group from and against any Losses unless and until the aggregate amount of all Losses to all members of the GlobalSCAPE Indemnity Group exceed $100,000 (the “Deductible”), and the members of the GlobalSCAPE Indemnity Group shall not have any obligation to indemnify any member of the Stockholder Indemnity Group from and against any Losses unless and until the aggregate amount of all Losses to all members of the Stockholder Indemnity Group exceed the Deductible.  Once the aggregate Losses exceed the Deductible, the indemnifying party shall indemnify the indemnified party from and against the total amount of all such Losses in excess of the Deductible.

(b)           Except as set forth in Sections 9.05(d) and 9.05(e), notwithstanding anything to the contrary contained in this Agreement, (i) in no case shall the aggregate indemnity obligations of any Stockholder to the GlobalSCAPE Indemnity Group for Losses pursuant to this Agreement or otherwise exceed the amount of Cash Merger Consideration and/or Stock Merger Consideration that such Stockholder actually receives, (ii) in no case shall the aggregate indemnity obligations of all of the Stockholders to all members of the GlobalSCAPE Indemnity Group exceed an amount equal to 15% of the aggregate Merger Consideration actually received by the Stockholders in the Merger (the “Cap”), (iii) in no case shall the indemnity obligation of any particular Stockholder with respect to any specific Loss exceed such Stockholder’s Pro Rata Share (as defined below) of the amount of such Loss, and (iv) in no case shall the aggregate indemnity obligations of any particular Stockholder to all members of the GlobalSCAPE Indemnity Group exceed an amount equal to such Stockholder’s Pro Rata Share of the Cap.  For purposes of this Section 9.05(b), a Stockholder’s Pro Rata Share shall be a percentage equal to (A) the aggregate Merger Consideration actually received by such Stockholder in the Merger, divided by (B) the aggregate Merger Consideration received by all Stockholders in the Merger.

(c)           Without limiting the provisions of Section 9.05(a) and subject to Section 9.06, all Losses shall first be paid from the Escrow Amount and, to the extent the Escrow Amount is no longer available or sufficient during or at the end of the 18-month period contemplated by the Escrow Agreement, by the Stockholders.

(d)           Without limiting the proviso in Section 9.02, the provisions of Section 9.05(a) and clauses (ii), (iii) and (iv) of Section 9.05(b) shall not apply, as to any particular Stockholder (but not to any other Stockholder), to: (i) the failure or refusal of such Stockholder to deliver good and marketable title to such Stockholder’s shares of Common Stock or Series A Preferred Stock, free and clear of all Liens; (ii) out of pocket costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by the GlobalSCAPE Indemnity Group relating to the failure of any party to perform its obligations under this Article IX for purposes of such indemnification, to the extent, however, that the GlobalSCAPE Indemnity Group actually prevails in such legal proceedings; or (iii) any Claim involving such Stockholder’s fraud, fraud in the inducement or intentional misrepresentation.

(e)           Notwithstanding anything to the contrary set forth in this Agreement, the limitations set forth in Sections 9.05(a) and 9.05(b) shall not apply to the Breach of any of the representations and warranties set forth in Sections 2.02(a) and 3.01, such that in the event of the Breach of any of the representations and warranties set forth in Sections 2.02(a) or 3.01, the Stockholders shall have the following liabilities:

(i)            The Principal Stockholders shall be jointly and severally liable for all Losses suffered or incurred by the GlobalSCAPE Indemnity Group in the event of a Breach of any of the representations and warranties set forth in Section 2.02(a);

(ii)           Each Principal Stockholder shall be liable for all Losses suffered or incurred by the GlobalSCAPE Indemnity Group in the event of a Breach of any of the representations and warranties of such Principal Stockholder (but not any other Stockholder) pursuant to Section 3.01;

(iii)          Each of Lachman and LGV shall be liable for all Losses suffered or incurred by any member of the GlobalSCAPE Indemnity Group up to the amount of the Cash Merger Consideration that each of Lachman and LGV actually receives pursuant to the transactions contemplated by this Agreement in the event of a Breach of any of the representations and warranties set forth in any of Section 2.02(a); and

(iv)          Each of Lachman and LGV shall be liable for all Losses suffered or incurred by any member of the GlobalSCAPE Indemnity Group, up to the amount of the Cash Merger Consideration that each of Lachman and LGV actually receives pursuant to the transactions contemplated by this Agreement, in the event of a Breach of any of the representations and warranties of Lachman and LGV (but not any other Stockholder) pursuant to Section 3.01.

(f)            No indemnifying party shall have liability with respect to any representation or warranty, covenant, agreement or obligation set forth in this Agreement unless a written Claim for indemnification in accordance with Section 9.04 is given by the indemnified party to the indemnifying party with respect thereto on or before the expiration of the applicable survival period for such representation, warranty, covenant, agreement or obligation as set forth in Section 9.01.

(g)           The Stockholders shall not be entitled to contribution or any other payments from the Company or the Surviving Corporation for any Losses that the Stockholders are obligated to pay.

9.06        Right of Offset.  In the event GlobalSCAPE shall be entitled (a) to indemnification pursuant to Section 9.02 hereof or (b) any other payments or Claims from or against the Stockholders, GlobalSCAPE shall have the right to offset the amount of such Claim, debt or obligation against any amounts to be paid to the Stockholders in respect of the Earn-Out Payments (the “Right of Offset”).  For the removal of any doubt, it is hereby clarified that the Right of Offset shall not apply as to any amounts other than the Earn-Out Payments which may be due or payable by GlobalSCAPE to any Stockholder, whether under this Agreement or otherwise.  In the event it is later determined that GlobalSCAPE is not entitled to a recovery for the amount offset, GlobalSCAPE shall repay to the Stockholders the amount improperly offset plus accrued interest on such amount at the rate of 10% per annum from the date that payment would have been due had such amount not been improperly offset.  The Right of Offset shall in no way limit or impair any other remedies available to GlobalSCAPE.

9.07        Exclusive Remedy.  Without limiting the provisions of Section 9.05(b), the indemnification pursuant to this Article IX shall be the sole and exclusive remedy of the parties in connection with this Agreement, the transactions contemplated hereby, or any Breach, Claim or Loss hereunder (including a Breach of any representation, warranty, covenant or agreement made in this Agreement or the certificates referred to in Sections 9.02 and 9.03); provided, however, that the provisions of this Section 9.07 shall not (i) apply to any Employment Agreement, or (ii) limit the right of any party to equitable relief to the extent available.

9.08        Effect of Knowledge.

(a)           Except as set forth in Section 9.08(b) and notwithstanding the other provisions of this Article IX to the contrary, the GlobalSCAPE Indemnity Group shall not be entitled to bring a Claim for indemnification pursuant to this Article IX in connection with any Breach by the Company or the Stockholders of any representation or warranty contained in this Agreement, if Parent or Merger Sub had, as of the execution of this Agreement or as of the Closing, actual knowledge that such representation or warranty was not true, correct or complete.  Notwithstanding the other provisions of this Article IX to the contrary, the Company and Stockholders shall not be entitled to bring a Claim for indemnification pursuant to this Article IX in connection with any Breach by the Parent or Merger Sub of any representation or warranty contained in this Agreement, if the Company or the Stockholders had, as of the execution of this

Agreement or as of the Closing, actual knowledge that such representation or warranty was not true, correct or complete.

(b)           The right of the GlobalSCAPE Indemnity Group to bring a Claim for indemnification pursuant to this Article IX in connection with any Breach of any of the representations and warranties set forth in Sections 2.02(a) and 3.01 will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, the Closing Date or the Effective Time by Merger Sub and Parent and Merger Sub and Parent hereby reserve all rights either of them may have with respect to a Breach of any of the representations and warranties set forth in Sections 2.02(a) and 3.01.  The parties hereby acknowledge and agree that Sections 1.06(d), 2.02(a), 3.01, 9.07 and this Section 9.08(b) are material inducements for GlobalSCAPE to enter into this Agreement and to consummate the transactions contemplated hereunder.

9.09        Subrogation.  To the extent that any member or members of the GlobalSCAPE Indemnity Group is entitled to indemnification pursuant to this Article IX, the Stockholders’ Representative shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that such member or members of the GlobalSCAPE Indemnity Group may have against any third party with respect to any Losses, circumstances or matter to which such indemnification is directly or indirectly related.  The GlobalSCAPE Indemnity Group hereby permits the Stockholders’ Representative to use the name of the GlobalSCAPE Indemnity Group and their Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and the GlobalSCAPE Indemnity Group shall take such actions as the Stockholders’ Representative may reasonably request for the purpose of enabling the Stockholders’ Representative to perfect or exercise the right of subrogation under this Article IX.

ARTICLE X
MISCELLANEOUS

10.01      Continuing Counsel.  Parent and Merger Sub each hereby acknowledges that Foley Hoag LLP has acted as counsel to the Company with respect to this Agreement and the Merger.  The following provisions apply to the attorney-client relationship between Foley Hoag LLP, the Company and the Stockholders following the Effective Time.  Each of Parent and Merger Sub agrees that (a) it will not seek to disqualify Foley Hoag LLP from acting and continuing to act as counsel to the Stockholders either in the event of a dispute hereunder or in the course of the defense or prosecution of any Claim relating to the Merger, and (b) the Company and the Stockholders have a reasonable expectation of privacy with respect to their communications (including any communications using the Company’s computer and email systems and servers) with Foley Hoag LLP prior to the Effective Time to the extent that such communications relate, directly or indirectly, to the Merger.  Each of Parent and Merger Sub agrees that it will respect the confidentiality and privileged nature of all such communications between Foley Hoag LLP and the Company and the Stockholders, and each of Parent and Merger Sub agrees that it will not seek discovery of any such communications or otherwise claim any right of access or use to any such communications.

10.02      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses, and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

Prior to the Effective Time, if to the Company:

Availl, Inc.

200 Brickstone Square

Andover, Massachusetts 01810

Facsimile Number: (978) 470-2242

Attention:  Chuck Shavit

With a copy to:

Foley Hoag LLP

155 Seaport Blvd.

Boston, Massachusetts 02210

Facsimile Number: (617) 832-72000

Attention:  Peter M. Rosenblum, Esq.

After the Effective Time, if to the Company:

c/o GlobalSCAPE, Inc.

6000 Northwest Parkway, Suite 100

San Antonio, Texas 78249

Facsimile Number:  (210) 690-8824

Attention:  Charles R. Poole

With a copy to:

Jackson Walker L.L.P.

112 E. Pecan Street, Suite 2400

San Antonio, Texas 78205

Facsimile Number: (210) 978-7790

Attention:  Steven R. Jacobs, Esq.

If to the Stockholders:

Chuck Shavit

11 Hathaway Road

Lexington, Massachusetts 02420

Ellen Ohlenbusch

33 West Parish Drive

Andover, Massachusetts 01810

Craig Randall

55 Ann Lee Road

Harvard, Massachusetts 01451

Ronald Lachman

3140 Whisperwoods Court

Northbrook, Illinois 60062

Lachman Goldman Ventures LLC

3140 Whisperwoods Court

Northbrook, Illinois 60062

Attention:  Ron Lachman

In each case with a copy to:

Foley Hoag LLP

155 Seaport Blvd.

Boston, Massachusetts 02210

Facsimile Number: (617) 832-72000

Attention:  Peter M. Rosenblum, Esq.

If to the Stockholders’ Representative:

Chuck Shavit

11 Hathaway Road

Lexington, Massachusetts 02420

With a copy to:

Foley Hoag LLP

155 Seaport Blvd.

Boston, Massachusetts 02210

Facsimile Number: (617) 832-72000

Attention:  Peter M. Rosenblum, Esq.

If to Parent or Merger Sub:

GlobalSCAPE, Inc.

6000 Northwest Parkway, Suite 100

San Antonio, Texas 78249

Facsimile Number:  (210) 690-8824

Attention:  Charles R. Poole

With a copy to:

Jackson Walker L.L.P.

112 E. Pecan Street, Suite 2400

San Antonio, Texas 78205

Facsimile Number:  (210) 978-7790

Attention:  Steven R. Jacobs, Esq.

or at such other address as shall have been furnished to the other in writing in accordance herewith, except that such notice of such change shall be effective only upon receipt.

10.03       Enforcement; Venue; Service of Process.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States with jurisdiction over the parties, this being in addition to any other remedy to which they are entitled at law or in equity.

10.04       Amendments.  Subject to the provisions of applicable law, this Agreement may be amended pursuant to an instrument in writing signed on behalf of the Company and Parent; provided, however, that such amendment shall not (i) alter or change the amount or kind of consideration to be received by the Stockholders pursuant to the Merger, or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Stockholders. Subject to the provisions of applicable law, Parent and the Stockholders’ Representative (on behalf of all Stockholders) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Parent and the Stockholders’ Representative (on behalf of all Stockholders); provided, however, that such amendment shall not (x) alter or change the amount or kind of consideration to be received by the Stockholders pursuant to the Merger, or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Stockholders.

10.05       Extension and Waiver.  Any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Each Stockholder shall be bound by any extension or waiver granted by Stockholders that hold a majority of the issued and outstanding shares of capital stock of the Company.  Subject to the foregoing, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.06       Expenses.  Except as otherwise expressly herein provided, each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of such party’s counsel incidental to the preparation of and/or consummation of this Agreement and all fees and expenses of such party’s bankers, consultants, accountants and agents (“Transaction Expenses”); provided that the Company’s and the Stockholders’ Transaction Expenses shall be deducted from the aggregate Base Merger Consideration, but only to the extent such Transaction Expenses are paid by Parent at the Closing as provided in Section 7.11.

10.07      Mutual Non-Disclosure Agreement.  The parties acknowledge and agree that the provisions of that Mutual Non-Disclosure Agreement dated June 9, 2006, between Parent and the Company, shall continue in full force and effect in accordance with its terms.

10.08      Section, Article and Other Headings; References.  The Article, Section and other headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.  References to Articles or Sections when used without further attribution shall refer to the particular Articles or Sections of this Agreement.

10.09      Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile.

10.10      Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns.  Except as otherwise expressly permitted herein, this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.

10.11      No Third Party Beneficiaries.  Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

10.12      Exhibits and Schedules.  All Exhibits and Schedules referred to herein and attached hereto are incorporated herein for all purposes.

10.13      Entire Agreement.  This Agreement, together with all Exhibits and Schedules hereto, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements and understandings with respect to the subject matter hereof.

10.14      Legal Invalidity.  If any part or provision of this Agreement is or shall be deemed violative of any applicable laws, rules or regulations, such legal invalidity shall not void the Agreement or affect the remaining terms and provisions of this Agreement, and the Agreement shall be construed and interpreted to comport with all such laws, rules or regulations to the maximum extent possible.

10.15      Applicable Law.  This Agreement and the rights and obligations of the parties hereto shall be construed under and governed by the laws of the State of Delaware, as if negotiated, executed and performed entirely therein by residents thereof, and without regard to the conflict of laws principles of the State of Delaware or any other jurisdiction.

10.16      Confidentiality.  After the Closing, each of the parties to this Agreement shall, and shall cause its respective representatives and affiliated parties to, hold in strict confidence and not use or disclose to any other party without the prior written consent of the other party, all confidential information obtained from the other parties in connection with the transactions contemplated hereby and all information relating to the Assets and the Business; provided, however, that such information may be used or disclosed (i) when required by any regulatory authorities or governmental agencies including, without limitation, any filings required to be made by Parent pursuant to the rules and regulations of the Securities and Exchange Commission, (ii) if required by court order or decree or applicable law, (iii) if it is publicly available other than as a result of a breach of this Agreement, (iv) if it is otherwise contemplated herein, or (v) by GlobalSCAPE and/or the Surviving Corporation from and after the Closing to the extent related to the Assets or the Business.

10.17      Public Announcement.  Parent, the Company and the Principal Stockholders agree that there shall be no public announcement of this Agreement or the transactions contemplated hereby until after the Effective Time unless such an announcement is required by applicable law.  In the event that Parent is required to make an announcement prior to the Effective Time, Parent shall draft such announcement and the Company shall be given a reasonable opportunity to review such announcement and comment on it prior to release.  The Company shall raise any objections within twenty-four (24) hours, which Parent, acting in good faith, shall incorporate into the announcement if appropriate.

ARTICLE XI
TAX COVENANTS

11.01      Preparation and Filing of Tax Returns.  GlobalSCAPE shall be responsible for the preparation and filing of all Tax Returns of the Company which are filed after the Closing Date, including for any Short Tax Period.  GlobalSCAPE shall permit the Stockholders’ Representative to review and comment on all such Tax Returns that relate to or include any Tax Period that begins prior to the Closing Date and with respect to which the Stockholders may have an indemnification obligation hereunder, and GlobalSCAPE shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder’s Representative.  The Stockholders shall cooperate fully, as and to the extent reasonably requested by GlobalSCAPE, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation, or other proceeding with respect to Taxes.

11.02      Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the stockholders of the Company when due.

11.03      Cooperation on Certain Tax Matters.  After the Closing, the Principal Stockholders (on the one hand) and GlobalSCAPE and the Company (on the other hand) shall cooperate fully, and to the extent reasonably requested by the other party, in connection with any audit, litigation, or other proceeding with respect to Taxes of the Company for all periods prior to the Closing.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such matter.  The parties agree to retain until the expiration of the applicable statute of limitations all books and records which are relevant to the determination of the Tax liabilities pertinent to the Company relating to any Tax period prior to the Closing Date.

ARTICLE XII
TERMINATION OF AGREEMENT

12.01      Prior to Closing.  Prior to Closing, this Agreement may be terminated and abandoned:

(a)           By the mutual written consent of Parent and the Stockholders; provided, however, that each Stockholder shall be bound by, and shall be deemed to have consented in writing to, any termination of this Agreement for which Stockholders that hold a majority of the issued and outstanding shares of capital stock of the Company consent;

(b)           By GlobalSCAPE giving written notice to the Company and the Stockholders in the event the Company or the Stockholders is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 8.07 and 8.09 not to be satisfied and (ii) is not cured within 20 days following delivery by GlobalSCAPE to the Company and the Stockholders of written notice of such breach;

(c)           By the Company and the Stockholders giving written notice to GlobalSCAPE in the event Parent or Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 7.05 and 7.06 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company and the Stockholders to GlobalSCAPE of written notice of such breach; or

(d)           Unless otherwise specifically provided herein or agreed by the parties hereto, by any party hereto if all of such party’s conditions to the Closing have not been or cannot reasonably be satisfied or waived on or before 9:00 a.m., San Antonio, Texas, time on September 30, 2006, unless (i) the Closing has been extended by the parties’ agreement or (ii) the failure to satisfy the conditions to the Closing results primarily from a breach by the party seeking to terminate this Agreement pursuant to this Section 12.01.

12.02      At the Closing.  At the Closing, this Agreement may be terminated and abandoned:

(a)           By GlobalSCAPE if any of the conditions precedent to GlobalSCAPE’s and Merger Sub’s obligations set forth in Article VIII above have not been fulfilled or waived at and as of the Closing; or

(b)           By the Company if any of the conditions precedent to the Company’s obligations set forth in Article VII above have not been fulfilled or waived at and as of the Closing.

Any termination of this Agreement under this Section 12.02 will (i) be effective upon the delivery of notice of the terminating party to the other party hereto and (ii) will not result in liability for either party to the other.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement and Plan of Merger as of the date and year first above written.

GLOBALSCAPE, INC.		AVAILL, INC.

By:	/s/ Charles R. Poole	By:	/s/ Chuck Shavit
Charles R. Poole, President & CEO
		Name:	Chuck Shavit

		Title:	CEO

GA ACQUISITION CORPORATION		/s/ Chuck Shavit
CHUCK SHAVIT

By:	/s/ Charles R. Poole
Charles R. Poole, President
/s/ Ellen Ohlenbusch
ELLEN OHLENBUSCH

/s/ Craig Randall
CRAIG RANDALL

/s/ Ronald Lachman
RONALD LACHMAN

LACHMAN GOLDMAN VENTURES LLC

		By:	/s/ Ronald Lachman

		Name:	Ronald Lachman

		Title:	Partner, President

/s/ Chuck Shavit
CHUCK SHAVIT, as Stockholders’ Representative

INDEX OF DEFINITIONS

A
Acquisition Proposal	5.08
affiliate	2.23(f)(ii)
Affiliate	2.04
Agreement	Introduction
Annual Financial Statements	2.13
Assets	2.06(a)
Availl, Inc.	1.04

B
Balance Sheet Date	2.13
Base Cash Merger Consideration	1.06(a)
Breach	1.19(a)
Business	Recitals
Merger Sub	Introduction

C
Cap	9.05(b)
Cash Merger Consideration	1.06(a)
Cash Pro Rata Portion	1.06(a)
Certificate	1.09(b)
Claim	1.19(b)
Closing	1.02
Closing Date	1.02
Closing Stock Price	1.06(c)
COBRA	2.23(d)
Code	1.18
Common Stock	1.06(a)
Common Stock Per Share Cash Consideration	1.06(b)
Common Stock Per Share Escrow Amount	1.09(a)
Company	Introduction
Company Consents	2.26
Company Intellectual Property	1.19(c)
Contract	1.19(d)
Copyrights	1.19(e)

D
Database	1.19(f)
Deductible	9.05(a)
Development Personnel	2.08(f)
DGCL	1.01

Dissenting Shares	1.16
Documentation	1.19(bb)

E
Earn-Out Payments	1.08(a)
Effective Time	1.02
Employees	2.16(a)
Employment Agreement	7.02
ERISA	2.23(c)
Escrow Agent	1.09(a)
Escrow Agreement	1.09(a)
Escrow Amount	1.09(a)
Exchange Act	1.19(g)

F
Financial Statements	2.13
Fourth Quarter	1.08(a)(ii)
Fourth Quarter Threshold	1.08(a)(ii)

G
GAAP	1.19(h)
GlobalSCAPE	Introduction
GlobalSCAPE Consents	4.04
GlobalSCAPE Indemnity Group	1.19(i)
Governmental Body	1.19(j)

I
indemnified party	9.04(a)
indemnifying party	9.04(b)
Independent Contractors	2.16(d)
Intellectual Property	1.19(k)
Interim Financial Statements	2.13
Internet Assets	1.19(l)
IP Licenses	1.19(m)
IRS	1.19(n)

K
Knowledge	1.19(o)

L
Lachman	Introduction
Legal Requirement	1.19(p)
LGV	Introduction
Lien	1.19(q)
Liquidation Preference Amount	1.06(a)

Lock-Up Agreement	1.06(c)
Losses	9.02

M
Material Adverse Effect	1.19(r)
Material Contracts	2.07
Merger	Recitals
Merger Consideration	1.19(s)
Merger Sub	Introduction

N
Net Revenue Calculation	1.08(d)
Net Revenue Protest Notice	1.08(d)
Net Revenues	1.08(b)

O
Off-the-Shelf Software	1.19(t)

P
Parent	Introduction
Parent Common Stock	1.06(c)
Parent Financials	4.08(b)
Parent Reports	1.19(u)
Patents	1.19(v)
Per Share Liquidation Preference	1.06(a)
Per Share Merger Consideration	1.15
Per Share Stock Consideration	1.06(c)
Person	2.04
Principal Stockholder(s)	Introduction
Proceeding	1.19(w)
Product	1.19(x)
Proprietary Rights Agreement	2.16(b)

R
Real Property Leases	2.06(d)
Revenue Arbitrator	1.08(d)
Right of Offset	9.06

S
SEC	1.19(y)
Securities Act	1.19(z)
securities laws	3.04(a)
Series A Per Cash Consideration	1.06(a)
Series A Per Share Escrow Amount	1.09(a)
Series A Preferred	1.06(a)

Shares	1.07
Short Tax Period	1.19(aa)
Software	1.19(bb)
SOX	4.08(a)
Stock Consideration	1.06(c)
Stock Pro Rata Portion	1.06(c)
Stockholder Indemnity Group	1.19(cc)
Stockholders	Introduction
Stockholders’ Representative	1.17(a)
Stockholders’ Representative Agreement	1.17(a)
Surviving Corporation	1.01

T
Tax Period	1.19(dd)
Tax Return	1.19(ee)
Taxes	1.19(ff)
third party action	9.04(a)
Third Party Software	2.08(n)
Third Quarter	1.08(a)(i)
Third Quarter Threshold	1.08(a)(i)
Total Consideration	1.06(d)
Trade Secrets	1.19(gg)
Trademarks	1.19(hh)
Transaction Documents	2.03(a)
Transaction Expenses	10.06